 Exhibit (a)(1)(i)
Offer to Purchase
All Outstanding Shares of Common Stock
of
ALERISLIFE INC.
at
$1.31 Net Per Share in Cash
by
ABP ACQUISITION 2 LLC
a wholly owned subsidiary of
ABP ACQUISITION LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON MARCH 17, 2023,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
ABP Acquisition 2 LLC, a Maryland limited liability company (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (“Shares”), of AlerisLife Inc., a Maryland corporation (“ALR”) (other than Shares held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser), at a price per Share of $1.31, net to the seller in cash, without interest (the “Offer Price”), and subject to any withholding of taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of ABP Acquisition LLC (“Parent”), a Maryland limited liability company. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 2, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among ALR, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into ALR, without a meeting or vote of the ALR stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), and ALR will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share (other than any Shares held immediately prior to the Effective Time by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly all of the outstanding equity interests of Purchaser) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without any interest thereon and subject to any withholding of taxes.
After careful consideration, the ALR board of directors (the “ALR Board”) (other than Adam D. Portnoy, who abstained from voting), acting on the unanimous recommendation of a special committee comprised solely of independent directors (the “Special Committee”), has: (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, are advisable and in the best interest of ALR and its stockholders (other than Parent and its affiliates); (ii) declared the Merger advisable; (iii) approved the execution, delivery and performance by ALR of the Merger Agreement and the consummation of the Merger and the other Transactions, including the Offer; (iv) subject to certain terms of the Merger Agreement, recommended that the stockholders of ALR (other than Parent and its affiliates) accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (v) resolved to include the prior approvals and recommendation, as well as the resolutions of the Special Committee, in the Solicitation/Recommendation Statement on Schedule 14D-9 and (vi) granted exceptions to the ownership limitations set forth in ALR’s charter and the transfer restrictions set forth in ALR’s bylaws to Parent, Purchaser and certain related persons, in each case, with respect to the Offer and the Merger.

There is no financing condition to the Offer. The Offer is subject to various conditions, including, among others, (i) the non-waivable condition that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser or any wholly owned subsidiary of Parent, represents at least a majority of all then-outstanding Shares at the time of the expiration of the Offer and (ii) receipt of consent from MidCap Funding VIII Trust, ALR’s existing lender, under ALR’s financing arrangements with such lender. See Section 20—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 40 through 53 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
February 17, 2023

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company (the “Depository”), and either deliver the certificates for your Shares to the Depository along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 11—“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depository prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 11—“Procedures for Tendering Shares” of this Offer to Purchase.
*                 *                 *
Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the related Notice of Guaranteed Delivery (together with any amendments or supplements thereto, the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET
ABP Acquisition 2 LLC, a Maryland limited liability company (“Purchaser”) and a wholly owned subsidiary of ABP Acquisition LLC, a Maryland limited liability company (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock (other than Shares held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser), par value $0.01 per share (“Shares”), of AlerisLife Inc., a Maryland corporation (“ALR”), at a price per Share of $1.31, net to the seller in cash, without interest (the “Offer Price”), and subject to any withholding of taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The following are some questions you, as a stockholder of ALR, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser is offering to buy your securities. Purchaser was organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of February 2, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among ALR, Parent and Purchaser, and activities in connection with, the Offer. See Section 17—“Certain Information Concerning Parent and Purchaser.”

•
Parent is a wholly owned subsidiary of ABP Trust. Adam D. Portnoy, a Managing Director of ALR and Chair of ALR’s Board of Directors (the “ALR Board”), is the sole trustee and controlling shareholder and an officer of ABP Trust. See Section 17—“Certain Information Concerning Parent and Purchaser.”

•
Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares validly tendered and not validly withdrawn in the Offer. See Section 18—“Summary of the Merger Agreement.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•
Purchaser is seeking to purchase all of the outstanding Shares of ALR (other than Shares held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser). See the Introduction and Section 9—“Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
Purchaser is offering to pay $1.31 per Share, net to you in cash, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See Section 9—“Terms of the Offer.”

•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. Section 11—“Procedures for Tendering Shares.”
WHY IS PURCHASER MAKING THE OFFER?
•
Purchaser is making the Offer because Parent wishes to acquire the entire equity interest in ALR. Parent owns currently, together with shares held by ABP Trust, a Maryland statutory trust (“ABP Trust”), approximately 5.9% of the total issued and outstanding Shares. See Section 3—“Purpose of the Offer and Plans for ALR,” Section 9—“Terms of the Offer” and Section 18—“Summary of the Merger Agreement.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•
The Offer is subject to, among others, the following conditions:

•
the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser or any wholly owned subsidiary of Parent, represents at least a majority of all then-outstanding Shares at the time of the expiration of the Offer (the “Minimum Condition”);

•
receipt of consent from MidCap Funding VIII Trust, ALR’s existing lender, under ALR’s financing arrangements with such lender (the “Lender Consent Condition”);

•
there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (as defined below), and there shall not have been any final and nonappealable law, rule, regulation or other requirement promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition or acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger (the “Governmental Impediment Condition”);

•
since the date of the Merger Agreement, there shall not have occurred and be continuing any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in Section 18—“Summary of the Merger Agreement”); and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

•
Parent and Purchaser reserve the right to waive certain of the conditions to the Offer in their sole discretion; provided that Parent and Purchaser may not waive the Minimum Condition, the Termination Condition or the Governmental Impediment Condition.

•
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 9—“Terms of the Offer” and Section 20—“Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. ALR, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 18—“Summary of the Merger Agreement.”

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?
•
Yes. Parent and ABP Trust have sufficient cash on hand to purchase the Shares in the Offer. Other than satisfaction of the Lender Consent Condition with respect to ALR’s existing financing arrangements, the Offer is not conditioned upon entering into any financing arrangements. See Section 19—“Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
No. Parent and ABP Trust have sufficient funds, which will be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s or ABP Trust’s available cash and cash equivalents on hand.

•
Purchaser was organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by Parent or ABP Trust and because of the lack of any relevant historical information concerning Purchaser, our financial condition is not relevant to your decision to tender in the Offer. See Section 19—“Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until March 17, 2023, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you hold shares through a brokerage firm, you should check the deadline to tender with your brokerage firm because the brokerage firm may have an earlier deadline to tender. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 11—“Procedures for Tendering Shares.” See also Section 9—“Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•
If, as of the then-scheduled expiration date, any condition to the Offer is not satisfied and has not been waived by Parent or Purchaser (to the extent waivable by Parent or Purchaser), Parent and Purchaser may in their sole discretion extend the Offer, and are required to extend the Offer if requested by ALR, on one or more occasions, for an additional period of up to 10 business days per extension, to permit such condition to the Offer to be satisfied.

•
Further, Purchaser may extend the Offer for any period necessary to satisfy the requirement to provide a notice of the Merger as required by Section 3-106(e)(1) of the Maryland General Corporation Law.

•
In addition, Purchaser has agreed to extend the Offer for any period required by any law, rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the Nasdaq Stock Market (“Nasdaq”) applicable to the Offer.

•
However, Parent and Purchaser are not required to extend the Offer on more than two occasions in consecutive periods of 10 business days if the Minimum Condition is the only condition to the Offer that is not satisfied or waived as of the then-scheduled expiration date (other than conditions which by their nature are to be satisfied at the expiration of the Offer) and none of the Offer documents are still being reviewed or commented on by the SEC.

•
In no event will Parent or Purchaser be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement or May 31, 2023. See Section 9—“Terms of the Offer” and Section 18—“Summary of the Merger Agreement.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
•
If Purchaser extends the Offer, Purchaser will inform Equiniti Trust Company, the Depository for this Offer (the “Depository”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 9—“Terms of the Offer.”

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depository or (ii) tender your Shares by following the procedure for book-entry set forth in Section 11—“Procedures for Tendering Shares” no later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depository by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depository by using the enclosed Notice of Guaranteed Delivery (together with any amendments or supplements thereto, the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depository must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 11—“Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depository of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 11—“Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 10—“Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on March 17, 2023, unless Purchaser extends the Offer. In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shares may be withdrawn at any time after April 17, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 12—“Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depository while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 12—“Withdrawal Rights.”

WHAT DOES THE ALR BOARD OF DIRECTORS THINK OF THE OFFER?
•
The ALR Board formed a special committee, comprised solely of independent directors (the “Special Committee”), to consider, negotiate and approve or decline to approve the Offer and the Merger. The Special Committee has recommended to the ALR Board the execution, delivery and performance by ALR of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger.

•
Acting on the unanimous recommendation of the Special Committee, the ALR Board has recommended that you accept the Offer and tender your Shares pursuant to the Offer.

•
ALR’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which it filed with the SEC substantially concurrently with the filing of our Schedule TO dated February 17, 2023. See also the Introduction, Section 2— “Position of Parent Regarding the Fairness of the Transaction” and Section 8—“Recommendation by the Special Committee and the Board of Directors of ALR.”

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If Purchaser accepts for payment a number of Shares at the time of the expiration of the Offer that, together with any shares beneficially owned by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser or any wholly owned subsidiary of Parent, represents at least a majority of all then-outstanding shares, and the other conditions to the Merger are satisfied or waived (to the extent that such conditions are waivable), Parent will effect a merger of Purchaser with and into ALR (the “Merger”), with ALR being the surviving corporation (the “Surviving Corporation”) and without a vote or meeting of the stockholders of ALR, pursuant to Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”).

•
If the Merger occurs, ALR will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than Shares held by Parent, Purchaser, any direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser) will be converted into the right to receive $1.31 in cash, without any interest thereon and subject to any withholding of taxes. See the Introduction.

•
Because the Merger will be governed by Section 3-106.1 of the MGCL, no stockholder vote will be required to consummate the Merger. The Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 18—“Summary of the Merger Agreement” and Section 22—“Certain Legal Matters; Regulatory Approvals.”

IF THE OFFER IS COMPLETED, WILL ALR CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, Parent expects to complete the Merger pursuant to applicable provisions of the MGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through Nasdaq or any other securities market, there may not be a public trading market for the Shares, and ALR may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies. See Section 15—“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares that have been tendered, you will remain a stockholder of ALR, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or any other securities market, there may not be a public trading market for the Shares, and ALR may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if Purchaser purchases Shares in the Offer, Parent is obligated under the Merger Agreement to cause the Merger to occur. See Section 15—“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 15—“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On February 2, 2023, the last full trading day before Purchaser announced its intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on Nasdaq was $0.81. See Section 14—“Price Range of Shares; Dividends.”

•
On February 16, 2023, the last full trading day before Purchaser commenced the Offer, the last reported closing price per Share reported on Nasdaq was $1.30. See Section 14—“Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If Purchaser consummates the Offer and accepts your Shares for payment, Purchaser will pay you a dollar amount equal to the number of Shares you tendered multiplied by $1.31 in cash, without interest and subject to any withholding of taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer. See Section 9—“Terms of the Offer” and Section 10— “Acceptance for Payment and Payment for Shares.”

IF I AM AN EMPLOYEE OF ALR, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
The Offer is being made for all outstanding Shares. Pursuant to the Merger Agreement, prior to the effective time of the Merger, ALR will cause each Share that is then outstanding and subject to vesting or forfeiture restrictions to be fully vested and non-forfeitable, and the holder thereof will be entitled to receive the Offer Price pursuant to the terms set forth in the Merger Agreement. See Section 18—“Summary of the Merger Agreement.”

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR CASH PURSUANT TO THE MERGER?
•
Generally, the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 13—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”).

•
Parent urges you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 13—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
Pursuant to the MGCL, no appraisal rights are available to the holders of Shares in connection with the Offer.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•
You can call MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Common Stock of AlerisLife Inc.:
INTRODUCTION
ABP Acquisition 2 LLC, a Maryland limited liability company (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (“Shares”), of AlerisLife Inc., a Maryland corporation (“ALR”) (other than Shares held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser), at a price per Share of $1.31, net to the seller in cash, without interest (the “Offer Price”), and subject to any withholding of taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of ABP Acquisition LLC (“Parent”), a Maryland limited liability company.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 2, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among ALR, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into ALR, without a meeting or vote of the ALR stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), and ALR will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).
If your Shares are registered in your name and you tender directly to Equiniti Trust Company, the Depository for the Offer (the “Depository”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
In addition, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 11— “Procedures for Tendering Shares” and Section 13—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.” Parent will pay all charges and expenses of the Depository and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”).
The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:
•
the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser or any wholly owned subsidiary of Parent, represents at least a majority of all then-outstanding Shares at the time of the expiration of the Offer (the “Minimum Condition”);

•
receipt of consent from MidCap Funding VIII Trust, ALR’s existing lender, under ALR’s financing arrangements with such lender (the “Lender Consent Condition”);

•
(i) there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, and (ii) there shall not have been any law, rule, regulation or other requirement promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition or acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger, in either case of the foregoing clause (i) or (ii), which shall be final and nonappealable (the “Governmental Impediment Condition”);
•
since the date of the Merger Agreement, there shall not have occurred any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement); and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

Parent and Purchaser have the right to waive certain of the conditions to the Offer in their sole discretion; provided that Parent and Purchaser may not waive the Minimum Condition, the Termination Condition or the Governmental Impediment Condition.
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 9—“Terms of the Offer” and Section 20—“Conditions of the Offer.”
The Offer will expire at one minute after 11:59 p.m., Eastern Time, on March 17, 2023, unless the Offer is extended. See Section 9—“Terms of the Offer,” Section 20—“Conditions of the Offer” and Section 22—“Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the ALR board of directors (the “ALR Board”) (other than Adam D. Portnoy, who abstained from voting), acting on the unanimous recommendation of a special committee comprised solely of independent directors (the “Special Committee”), has: (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer and the Merger, are advisable and in the best interest of ALR and its stockholders (other than Parent and its affiliates); (ii) declared the Merger advisable; (iii) approved the execution, delivery and performance by ALR of the Merger Agreement and the consummation of the Merger and the other Transactions, including the Offer; (iv) subject to certain terms of the Merger Agreement, recommended that the stockholders of ALR accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (v) resolved to include the prior approvals and recommendation, as well as the resolutions of the Special Committee, in the Solicitation/Recommendation Statement on Schedule 14D-9 and (vi) granted exceptions to the ownership limitations set forth in ALR’s charter and the transfer restrictions set forth in ALR’s bylaws to Parent, Purchaser and certain related persons, in each case, with respect to the Offer and the Merger.
For factors considered by the ALR Board and the Special Committee, see ALR’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when articles of merger are filed and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) (or at such subsequent date and time as may be agreed by ALR, Parent and Purchaser and specified in the articles of merger) (the “Effective Time”).
At the Effective Time, each issued and then outstanding Share (other than Shares held by Parent, Purchaser, any direct or indirect wholly owned subsidiary of Parent or any Person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser) will be converted into the right to receive $1.31 in cash, without any interest thereon and subject to any withholding of taxes, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depository of an Agent’s Message (as defined below) relating to such Shares.
The Merger Agreement is more fully described in Section 18—“Summary of the Merger Agreement,” which also contains a discussion of the treatment in the Merger of certain awards of Shares that are subject to vesting or forfeiture restrictions. Section 13—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to

ALR stockholders whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.
Because the Merger will be consummated in accordance with Section 3-106.1 of the MGCL, approval of the Merger will not require a vote of ALR’s stockholders. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among other things, that (i) with certain limited exceptions, the acquiring entity consummates a tender offer for any and all of the outstanding stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the subject merger, (ii) following the consummation of such tender offer, the acquiring entity and its direct and indirect parents and subsidiaries own at least such percentage of the stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger and (iii) each outstanding share of each class or series of shares of the subject corporation that is the subject of and not irrevocably accepted for purchase or exchange in the offer is converted in the merger into, or into the right to receive, the same amount and kind of cash, property, rights, or securities paid for shares of the class or series of shares of the subject corporation irrevocably accepted for purchase or exchange in the offer. In addition, under Section 3-106.1 of the MGCL, the acquiring entity must give notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL at least 20 business days prior to the articles of merger being filed with the SDAT to all stockholders of record of the corporation to be acquired who, except for the application of Section 3-106.1 of the MGCL, would be entitled to vote on the merger on the date that notice is given or on a record date fixed for that purpose that is not more than 10 days before the date that notice is given. In accordance with Section 3-106.1(e) of the MGCL, notice of the Offer and the Merger and the other Transactions is hereby given by Purchaser (the “Notice”). The articles of merger, pursuant to which the Merger will become effective, will be filed with the SDAT not earlier than 20 business days after the date of this Offer to Purchase. Immediately prior to the Offer, Parent owned, together with shares held by ABP Trust, approximately 5.9% of the total issued and outstanding Shares of ALR. If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to complete the Merger without any vote of ALR stockholders. Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser and ALR are required to effect the Merger pursuant to Section 3-106.1 of the MGCL as promptly as practicable following consummation of the Offer. As a result of the Merger, ALR will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 18—“Summary of the Merger Agreement.”
This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
SPECIAL FACTORS
1.
Background of the Offer; Contacts with ALR.

The information set forth below regarding ALR was provided by ALR, and none of Parent, Purchaser or any of their affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. The following contains a description of material contacts between representatives of Parent or Purchaser and representatives of ALR that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of ALR’s activities relating to these contacts, please refer to the Schedule 14D-9 that will be filed with the SEC and mailed to all ALR stockholders with this Offer to Purchase.
ALR’s Articles of Amendment and Restatement (as amended and supplemented, the “Charter”) contain certain provisions to facilitate the qualification of Diversified Healthcare Trust (“DHC”) as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), including provisions generally prohibiting persons from acquiring ownership of ALR stock in excess of the Ownership Limit (as defined in the Charter) without the grant of an exception by the ALR Board and the written consent of DHC (the “Charter Ownership Limit”).

ALR’s Amended and Restated Bylaws (the “Bylaws”) contain certain provisions to facilitate the preservation of the tax treatment of ALR’s net operating losses and certain other tax benefits, including provisions generally prohibiting a person or group from becoming a “5-percent shareholder” as defined in the applicable treasury regulations promulgated under the Code without the consent of the ALR board of directors (the “ALR Board”) (the “Bylaw Ownership Limit”).
In November 2016, Parent consummated a tender offer transaction that resulted in Parent and its affiliates owning a minority position in ALR (the “2016 Acquisition’’). In connection with the 2016 Acquisition, Parent, certain of its affiliates and ALR entered into that certain Consent, Standstill, Registration Rights and Lock-Up Agreement, dated as of October 2, 2016 (“Standstill Agreement”), pursuant to which, among other things, Parent and certain of its affiliates agreed not to engage in certain activities involving ALR without the approval of the ALR Board, including not to effect or seek to effect any tender or exchange offer, merger, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving ALR, subject to the terms and conditions set forth therein.
Parent’s sole director, Adam D. Portnoy, serves as the chair of the ALR Board and as a managing director of ALR, and another officer of Parent, Jennifer B. Clark, serves as another managing director and officer of ALR, which relationships are described further in Section 6—“Related Party Transactions.”
On December 13, 2022, the ALR Board held a regularly scheduled meeting during which it discussed ALR’s recent performance, including the impact of ALR’s restructuring plan, management’s three-year forecast (the “December 2022 Forecast”), the potential that the ALR Board would breach certain of its covenants under the credit and security agreement (the “Credit Agreement”) with MidCap Funding VIII Trust, as administrative agent and a lender, in 2023, a notification letter received from Nasdaq and other issues related to the business. The ALR Board also discussed ALR’s stock price performance and the consequences to ALR if it was unable to regain compliance with the Nasdaq minimum bid price rule, including the impact to ALR and its stockholders if ALR was delisted. During that discussion, Mr. Portnoy explained his perspective that it would be challenging for ALR to return to profitability while it remained a public company given the incremental public company compliance costs and the complications of implementing significant, costly changes for the long-term benefit of ALR while under pressure from short-term focused investors. As a result, Mr. Portnoy expressed a willingness to take ALR private, which he believed would be in the best interests of ALR. Such a transaction would allow ALR’s stockholders to receive greater value for their investment than is reflected in the market’s valuation of ALR and their investment would no longer be subject to ALR’s operational risks and market risks. Mr. Portnoy said he would consider making a proposal to potentially acquire ALR if the ALR Board agreed to provide consent under the Standstill Agreement. Mr. Portnoy responded to questions regarding his interest in making a proposal and the ALR Board determined, because of the relationships and historical and continuing transactions among the ALR, Mr. Portnoy, Parent and their affiliates, to form a special committee solely comprised of the Independent Directors (the “Special Committee”), which would evaluate and respond to Mr. Portnoy’s request for permission to submit a proposal and consider any such proposal, if submitted, and as well as any other strategic alternative for ALR as applicable. The ALR Board resolved that the Special Committee could engage advisors and execute and deliver agreements, documents and other instruments, as deemed by the Special Committee in its discretion to be necessary, convenient or desirable to explore, evaluate and negotiate, on behalf of ALR, a potential strategic transaction with Parent.
Immediately following the meeting of the ALR Board, the Special Committee convened a meeting. During the meeting, it appointed Donna D. Fraiche, the ALR Board’s Lead Independent Director, and Barbara D. Gilmore, the Chair of the Audit Committee of the ALR Board, as co-chairs of the Special Committee. The Special Committee discussed preliminary considerations for evaluating Mr. Portnoy’s proposal and approved the engagement of Ropes & Gray LLP (“Ropes & Gray”), as legal advisor to the Special Committee, and discussed engaging special Maryland counsel to the Special Committee, to assist the Special Committee in evaluating and responding to the proposal of Mr. Portnoy. The Special Committee also requested that a representative of Ropes & Gray contact Citigroup Global Markets Inc. (“Citi”) to inquire about Citi’s willingness to act as a financial advisor to the Special Committee and the terms of such engagement.
On December 14, 2022, Parent delivered a letter to the Special Committee (the “December 14 Letter”) indicating its interest in potentially acquiring all of the outstanding shares of Common Stock that it did not already own, reiterating Parent’s rationale for undertaking a take-private transaction and stating that, if the ALR Board waived the standstill limitations on Mr. Portnoy and Parent, Parent expected to submit a non-binding, confidential proposal regarding a potential transaction to acquire ALR. The December 14 Letter indicated that Parent only intended to proceed with a transaction if it was approved by a fully empowered Special Committee and that, even if the Special Committee determined not to approve a transaction with Parent, such determination would not affect Parent’s relationship with ALR and Parent intended to remain a long-term holder of Common Stock. The December 14 Letter also indicated that, although Parent would require only limited diligence to complete the transaction, the consummation of the transaction would be subject to receipt of applicable regulatory approvals, a consent from MidCap and a consent of DHC pursuant to its master management agreement with ALR.
On December 19, 2022, Mr. Portnoy received a letter from the Special Committee consenting to Parent’s confidential submission to ALR of a non-binding proposal regarding a potential transaction and related confidential communications with the Special Committee, notwithstanding the restrictions set forth in the Standstill Agreement.
On December 22, 2022, Mr. Portnoy, on behalf of Parent, called a representative of Citi to propose that, subject to negotiating a definitive agreement and the terms and conditions set forth in Parent’s December 14 Letter, Parent would consider making an offer to purchase all of the Common Stock that Parent did not already own for $0.95 per share in cash (the “December 22 Proposal”), which represented an approximately 30% premium over the closing price of the Common Stock of $0.73 per share on that day.
Between December 22, 2022 and January 6, 2023, representatives of Parent advised representatives of Citi that Parent would request that DHC waive any default under its master management agreement and guaranty agreement with ALR arising out of or resulting from the proposed transaction and agree to irrevocably tender the shares of Common Stock it owns and to consent, pursuant to ALR’s organizational documents, to Parent’s acquisition of Shares in the proposed transaction. On January 6, 2023, on behalf of the Special Committee, representatives of Citi communicated to Parent the Special Committee’s counterproposal of $1.45 per share in cash (the “January 6 Counterproposal”).
On January 9, 2023, Mr. Portnoy, on behalf of Parent, responded to the representative of Citi by telephone. Mr. Portnoy explained that Parent would increase its proposal to $1.05 per share in cash, explaining his view that this represents a robust proposal because DHC would likely soon have the right to terminate ALR’s management contracts at certain senior living communities due to ALR’s underperformance and may exercise its rights if it determined another manager would be more successful. Any such terminations could have a material and adverse impact on ALR’s revenue and value. The representative of Citi indicated that Citi would inform the Special Committee of Parent’s $1.05 per share counterproposal, but also indicated that the Special Committee would likely consider such counterproposal insufficient based on discussions during the January 6 meeting. In response, Parent increased its proposal to $1.10 per share in cash but stated that was its “best and final” proposal (the “January 9 Proposal”). The January 9 Proposal represented an approximately 55% premium over the closing price of Common Stock of $0.71 per share on that day.
On January 11, 2023, on behalf of the Special Committee, Citi communicated to Parent that the Special Committee had decided to proceed with the January 9 Proposal, subject to, among other things, satisfactory negotiation of definitive documentation.
Later that evening, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Parent, distributed an initial draft merger agreement to Ropes & Gray. The draft merger agreement proposed, among other things, a closing condition that required the receipt of healthcare regulatory approvals and consents from MidCap and DHC, a termination fee equal to 4.0% of enterprise value, or approximately $2,720,000, which would be payable to Parent if the ALR Board terminated the merger agreement under certain specified circumstances, including to accept a proposal for a superior transaction and a proposed outside date of May 31, 2023.
On January 17, 2023, Ropes & Gray sent a revised draft of the merger agreement to Skadden, which reflected, among other things, removal of the closing condition related to receipt of healthcare regulatory approvals and a termination fee equal to 2.75% of equity value, or approximately $1,200,000.

On January 18, 2023, representatives of Ropes & Gray and Skadden participated in a call during which various terms and provisions of the Merger Agreement were discussed. Those terms and provisions included, among others, the treatment of the existing awards of Shares to ALR’s employees, directors and officers; the scope of the representations and warranties and the use of limiting language and qualifiers; certain exceptions regarding impacts of the COVID-19 pandemic; the non-solicitation obligations of ALR and certain requirements that would be imposed on ALR in connection with alternative offers for a potential transaction; the ongoing analysis of health regulatory requirements; whether certain requirements would be made conditions to the closing of the potential transaction; and the ongoing determination by DHC of whether to enter into an agreement to tender its Shares in connection with the potential transaction.
On January 20, 2023, Sullivan & Worcester LLC (“Sullivan”), legal counsel to DHC, distributed to Skadden and Ropes & Gray a draft of the DHC Consent and Amendment Agreement (the “DHC Consent and Amendment Agreement”), pursuant to which, among other things, (i) DHC would consent to ALR’s grant of exceptions to the Charter Ownership Limit and the Bylaw Ownership Limit; (ii) DHC would waive any event of default arising out of certain agreements between DHC and ALR; (iii) DHC and DHC Holdings LLC (the “DHC Parties”) would agree to tender all of the Shares owned by the DHC Parties (the “DHC ALR Shares”), representing approximately 31.9% of the Shares and (iv) DHC would have the right, but not the obligation, subject to and following the consummation of the Merger, to purchase, in a single private transaction, on or before December 31, 2023, a number of shares of the surviving corporation in an amount constituting a percentage of the then issued and outstanding shares of the surviving corporation up to the percentage that the DHC ALR Shares constituted of the fully-diluted Shares as of immediately prior to the Offer.
On January 21, 2023, Skadden distributed a revised draft of the DHC Consent and Amendment Agreement to Sullivan, which reflected feedback from Ropes & Gray.
On January 21, 2023, Ropes & Gray sent Skadden an initial draft of ALR disclosure letter and revised draft of the merger agreement. Ropes & Gray also distributed to Skadden its analysis regarding executive compensation and noted that it did not expect Section 280G of the Code to be applicable to the potential transaction.
On January 26, 2023, the ALR Board received an unsolicited letter from the chief executive manager of a newly formed limited liability company identified in ALR’s Schedule 14D-9 as Party B (“Party B”) stating that Party B was interested in acquiring ALR for aggregate consideration of $75 million (the “Party B Proposal”). The letter stated that Party B had executed a letter of indication with a financial institution (“Lender B”) to provide financing for Party B’s proposed acquisition, which was attached to the proposal, although no such letter was provided to the ALR Board. The Party B Proposal stated that Lender B would require no longer than six weeks to review ALR’s books and records to determine whether to sign a binding financing commitment letter. The Party B Proposal stated that if ALR did not voluntarily provide such access, Party B intended to retrieve the books and records under Maryland law. The Party B Proposal requested that the ALR Board execute a non-binding letter of indication (the “Party B LOI”) by February 3, 2023 that would include a right of first refusal in Party B’s favor if ALR determined to consummate a transaction with another party within a year of signing the Party B LOI (the “Party B LOI Term”), a $2 million termination fee payable by ALR to Party B if ALR consummated a transaction with another party during the Party B LOI Term, a standstill provision prohibiting Party B or its affiliates from acquiring shares of ALR and access for Party B to ALR’s books and records. Also, on January 26, the chief executive manager of Party B delivered a letter to Saul Ewing, which Party B speculated in the letter was counsel to ABP Trust, notifying Saul Ewing of the Party B Proposal and noting that if the ALR Board did not accept the proposal, Party B was prepared to “take extensive actions that could cause liability and other economic repercussions for the ABP Trust” and that Party B hoped ABP Trust would “use its influence to ensure that [Party B] does not need to take extraordinary actions.”
On January 27, 2023, the Special Committee convened a meeting by teleconference, with representatives of Ropes & Gray, Saul Ewing and Citi in attendance. During the meeting, Citi noted that ALR’s management had revised the December 2022 Forecast to reflect ALR’s utilization of its net operating losses based on ALR’s projected taxable income in future years (the “Revised Forecast”) and updated the Special Committee regarding the progress of Citi’s financial evaluation of the proposed transaction with Parent utilizing the Revised Forecast. Citi also noted that, at the Special Committee’s direction, ALR’s management had considered the impact to the business if DHC exercised its termination rights under ALR’s management agreements, which would have the effect of eliminating substantially all of ALR’s projected residential management fee revenue and would result in a materially lower valuation of ALR’s business.
On the afternoon of February 1, 2023, on behalf of the Special Committee, Citi conveyed changes proposed by the Special Committee to Parent, including a counterproposal of $1.30 per share in cash and the elimination of the termination fee, which would decrease ALR’s cost to accept a superior proposal during the pendency of the tender offer. Parent agreed to remove ALR’s obligation to pay a termination fee in exchange for the reimbursement of Parent’s expenses incurred in connection with a termination under specified circumstances, but Parent proposed to pay $1.15 per share in cash. The representative of Citi indicated that, based on discussions with the Special Committee, the Special Committee would likely consider the $1.15 per share proposal insufficient, at which point Parent further increased the price per share to $1.20, noting that was his “best and final” offer (the “February 1 Proposal”). The February 1 Proposal represented an approximately 50% premium over the closing price of Common Stock of $0.80 on that day.
On the afternoon of February 1, 2023, representatives of Skadden sent Ropes & Gray revised drafts of the merger agreement and ALR disclosure letter reflecting the terms surrounding the February 1 Proposal, including the reimbursement of all reasonable and documented costs and expenses of Parent incurred in connection with the transaction if the merger agreement were terminated under specified circumstances in lieu of any termination fee. That same day, representatives of Ropes & Gray and Skadden participated in a call during which Ropes & Gray informed Skadden that the Special Committee was willing to accept an expense reimbursement obligation in the event the merger agreement was terminated in certain circumstances if it was subject to a maximum payment of $375,000. Representatives of Skadden subsequently informed Ropes & Gray of Parent’s counteroffer of an expense reimbursement cap of $750,000, to which the Special Committee agreed.
On the afternoon of February 2, 2023, on behalf of the Special Committee, Citi contacted Parent to explain that the preliminary actual outstanding share count and cash balance as of December 31, 2022 of ALR had decreased and increased, respectively, relative to estimates thereof previously conveyed to Parent in December 2022, which would increase the equity value attributable to each outstanding share of Common Stock, but which would not impact the overall implied enterprise value of ALR and proposed an adjustment to the price per Share Parent would pay, following which Parent agreed to adjust the per share price to $1.31.
On the evening of February 2, 2023, following negotiation between Parent and DHC, DHC had granted its consent to Parent’s acquisition of the shares of Common Stock that it did not already own and agreed to tender its shares of ALR into the Offer.
Following a Special Committee meeting on the evening of February 2, 2023, Mr. Portnoy and Ms. Clark joined the meeting. Representatives of Ropes & Gray and Saul Ewing provided the ALR Board with presentations they noted were similar to what they had provided to the Special Committee and Citi provided an overview on a non-reliance basis to the ALR Board of its financial analysis of the $1.31 per share cash consideration for informational purposes. Following discussion, the ALR Board (other than Mr. Portnoy, who abstained from voting), based on the recommendation of the Special Committee, determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interest of, ALR and its stockholders (other than Parent and its affiliates), declared the Merger advisable, approved the execution, delivery and performance by ALR of the Merger Agreement and the consummation of the Merger and the other Transactions, including the Offer, resolved to recommend that the stockholders of ALR (other than Parent and its affiliates) accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Following such meetings of the ALR Board and approval of the Parent and Purchaser board of the transactions contemplated by the Merger Agreement, on the evening of February 2, 2023, Parent and certain of its affiliates, the DHC Parties and ALR entered into the DHC Consent and Amendment Agreement, and Parent, Purchaser and ALR executed and delivered the Merger Agreement.
On the morning of February 3, 2023, prior to the opening of trading of shares of ALR’s Common Stock on Nasdaq, ALR issued a press release announcing the execution of the Merger Agreement.

On February 17, 2023, Purchaser commenced the Offer and filed the Tender Offer Statement on Schedule TO (the “Schedule TO”).
2.
Position of Parent Regarding the Fairness of the Transaction.

Under the rules of the SEC governing “going-private” transactions, Parent may be deemed to be an affiliate of ALR and therefore, be required to express its belief to security holders of ALR who are unaffiliated with ALR as to the fairness of the transaction. We believe that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the Offer Price to be received by security holders of ALR who are unaffiliated with ALR pursuant to the Offer and the Merger, are fair to such security holders.
Parent believes that the price to be paid in the Offer is fair to security holders of ALR who are unaffiliated with ALR. Parent bases its belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction and are not listed in any relative order of importance:
•
The Special Committee (as defined below) determined the Merger Agreement and the Transactions, including the Offer and the Merger, to be advisable and in the best interest of ALR and its stockholders (other than Parent and its affiliates).

•
In connection with making the foregoing determinations, the Special Committee was advised by its own advisors, including Ropes & Gray LLP, its independent legal counsel, and Citi, its independent financial advisor.

•
The Offer Price represents a premium of approximately:

•
61.7% to the closing price of the Shares on February 2, 2023, the last trading day prior to the date of the announcement of the transaction; and

•
85% to the trailing 30-trading-day volume weighted average price of Shares through February 2, 2023, the last trading day prior to the date of the announcement of the transaction.

•
Neither the Offer nor the Merger is subject to any financing condition, thus increasing the likelihood that the Offer and the Merger will be consummated and the Offer Price or merger consideration, as applicable, will be paid to the security holders of ALR who are unaffiliated with ALR.

•
The Offer provides ALR’s security holders with the certainty of receiving cash for their Shares and removes the risk of any decrease in the value of ALR.

•
The Offer provides ALR’s security holders with an opportunity to receive liquidity for their Shares at a significant premium, notwithstanding ALR’s small public float, limited trading volume and Nasdaq’s potential delisting of ALR’s Shares as disclosed by ALR on November 10, 2022.

•
There are potential risks to ALR of continuing to have publicly traded common stock, including the risks of market volatility and global economic uncertainty.

•
Parent’s view that there are no unusual requirements or conditions to the Offer or Merger.

In addition, Parent believes that the Offer and Merger are procedurally fair to security holders of ALR who are unaffiliated with ALR, based on the following factors, which are not listed in any relative order of importance:
•
The Merger Agreement and the transactions contemplated by the Merger Agreement were negotiated at arms-length and unanimously approved by the Special Committee, which was comprised of solely independent directors of ALR that have no financial interest in the Merger that is different from that of the security holders of ALR who are unaffiliated with ALR other than (a) such independent directors’ receipt of cash compensation for their service on the ALR Board in the ordinary course (which is not contingent on the completion of the Merger or the Special Committee’s or the ALR Board’s recommendation and/or authorization and approval of the Merger), (b) their indemnification and liability insurance rights and rights to advancement of fees under their respective indemnification agreements entered into with ALR and (c) their right to receive cash consideration after the completion of the Merger with respect to the Shares that had been granted to them, if any, under ALR’s equity compensation plan for their service on the ALR Board. The Special Committee could objectively and independently assess the potential transaction and was fully informed about the extent to which the interests of Parent differed from those of the security holders of ALR who are unaffiliated with ALR.
•
Each of such security holders will be able to decide voluntarily whether or not to tender Shares in the Offer.

•
Such security holders will have sufficient time to make a decision whether or not to tender since the Offer will remain open for a minimum of 20 business days.

•
The Offer Price resulted from active negotiations between the Special Committee and Parent, which resulted in the Special Committee negotiating, among other things, to increase Parent’s initial bid of $0.95 per Share to $1.31 per Share, a 37.9% increase.

•
The Merger Agreement provides ALR with the right to terminate the Merger Agreement in certain circumstances, including in order to accept a Superior Offer (as defined in the Merger Agreement), subject to the terms and conditions of the Merger Agreement.

•
The Special Committee negotiated to eliminate any termination fee that would have been payable by ALR in certain customary circumstances, including in connection with accepting a Superior Offer and instead limited ALR’s obligation in such circumstances to reimbursement of the reasonable and documented expenses of Parent and its affiliates in connection with the Merger Agreement subject to a cap of $750,000.

•
The fact that (i) Parent sought the ALR Board’s permission in accordance with the Standstill Agreement (as defined below) to submit a proposal and (ii) since the outset of discussions of a potential transaction with ALR, Parent has conditioned any such transaction on approval by the Special Committee.

•
The fact that the Special Committee had no obligation to recommend any transaction, including a transaction with Parent, and that the Special Committee had the authority to reject any proposals made by Parent or any other person.

•
Notwithstanding that the opinion of Citi was provided solely for the benefit of the Special Committee and that Parent is not entitled to, nor did it, rely on such opinion, the fact that the Special Committee received an opinion of Citi, dated February 2, 2023, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the $1.31 per Share cash consideration to be received by the holders of Shares (other than Parent, Purchaser, the DHC Parties (as defined below) and their respective affiliates) in the Offer and the Merger, taken together as an integrated transaction, was fair, from a financial point of view to such holders.

•
In the event that the Merger Agreement is terminated, the DHC Consent and Amendment Agreement will automatically terminate, permitting the DHC Parties to vote in favor of, or otherwise tender their Shares in connection with any other proposed transaction with a third party.

Parent also considered the following factors, each of which Parent considered negative in its considerations concerning the fairness of the terms of the transaction and are not listed in any relative order of importance:
•
Any security holder that tenders all its Shares in the Offer or has its Shares converted into cash in a subsequent Merger would cease to participate in the future earnings or growth, if any, of ALR or benefit from increases, if any, in the value of ALR.

•
The sale of Shares in the Offer is generally taxable to the selling security holders.

•
Certain directors and officers of ALR may be considered to have interests in the Transactions (including the Offer and the Merger) that are different from, or in addition to, those of other stockholders generally. See Section 4—“Interests of Certain Persons in the Offer,” Section 5— “Transactions and Arrangements Concerning the Shares” and Schedule A.

Parent did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. Parent has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Offer and Merger to the security holders of ALR who are unaffiliated with ALR. Neither Parent nor any affiliate of Parent has received any report, opinion or appraisal from any outside party materially related to the Offer or Merger, including any report, opinion or appraisal relating to the fairness of the Offer Price to the security holders of ALR who are unaffiliated with ALR.
In reaching its conclusion as to fairness, Parent did not consider the liquidation value or net book value of ALR. The liquidation value was not considered because ALR is a viable going concern and Parent has no plans to liquidate ALR. Therefore, Parent believes that the liquidation value of ALR is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, Parent did not consider net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of ALR as a going concern but rather is indicative of historical costs. Except as otherwise disclosed in this Offer to Purchase, and other than the contacts between ALR and “Party A” as described in the Schedule 14D-9 under the heading “Background of the Offer and the Merger,” Parent is not aware of any firm offers made by a third party to acquire ALR during the past two years and in any event has no intention of selling the Shares it owns. Parent did not consider third-party offers in reaching its conclusion as to fairness.
The foregoing discussion of the information and factors considered and given weight by Parent is not intended to be exhaustive, but includes the factors considered by Parent that it believes to be material. Parent believes these factors provide a reasonable basis upon which to form its belief that the Offer and the Merger is fair to the stockholders of ALR who are unaffiliated with ALR. Parent’s view as to the fairness of the transaction to stockholders of ALR that are unaffiliated with Parent should not be construed as a recommendation to any stockholder as to whether that stockholder should tender in the Offer.
3.
Purpose of the Offer and Plans for ALR

Purpose of the Offer.   The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in ALR. The Offer, as the first step in the acquisition of ALR, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser and to cause ALR to become a wholly owned subsidiary of Parent.
Parent and Purchaser believe that private ownership of ALR is in the best interests of ALR because ALR has been experiencing continuing challenges in the operation of its business, including, but not limited to, (i) the continuing impact of the COVID-19 pandemic and resulting market disruptions on the senior living industry, (ii) the current U.S. economic conditions, including inflation, supply chain issues and a tight labor market, and (iii) ALR’s receipt of a delisting notice from Nasdaq. Further, Parent and Purchaser believe that private ownership of ALR would allow ALR to enhance its focus on operational excellence and put ALR in the best position to successfully deliver on its business and mission.
Parent and Purchaser believe that private ownership of ALR would allow ALR’s existing stockholders to realize an attractive value for their investment and provide such stockholders certainty of value for their shares, especially when viewed against the operational risks inherent in ALR’s business and the market risks inherent in remaining a public company. In addition, Parent and Purchaser believe that the small public float, limited trading volume and Nasdaq’s potential delisting of ALR’s Shares, as disclosed by ALR on November 10, 2022, restrict opportunities for ALR’s stockholders to achieve liquidity with respect to their shares. Accordingly, Parent and Purchaser believe that private ownership of ALR would not only offer compelling value to ALR’s stockholders but is also in the best interests of ALR and its other constituencies.
Parent and Purchaser did not consider alternative structures for the proposed transaction. Parent and Purchaser believe that the tender offer and second step merger structure was preferable to a one-step merger because they believe that this structure can provide a faster and more efficient process for completing the transaction than structures that require calling a special meeting of ALR’s stockholders.

Effects of the Offer.   If the Offer is consummated, the interest of Parent in ALR’s net book value and net earnings would increase in proportion to the number of Shares acquired in the Offer. If a merger is consummated, Parent’s indirect interest in such items would increase to 100%, and Parent would be entitled to all benefits resulting from that interest, including all income generated by ALR’s operations and any future increase in ALR’s value. Former stockholders would thereafter have no opportunity to participate in the earnings and growth of ALR and would not have any right to vote on corporate matters; provided, that, pursuant to a Consent and Amendment Agreement, by and among Purchaser, Parent, Diversified Healthcare Trust, a Maryland real estate investment trust (“DHC”), DHC Holdings LLC, a Maryland limited liability company (together with DHC, the “DHC Parties”), ABP Trust, Adam D. Portnoy and, for purposes of Article V thereof only, ALR (the “DHC Consent and Amendment Agreement”), dated as of February 2, 2023, DHC (including through one or more of its controlled affiliates that it may designate) has the right, but not the obligation to purchase, in a single private transaction, on or before December 31, 2023, a number of shares of the surviving entity following the Merger constituting a percentage of the then issued and outstanding shares of the Surviving Corporation up to 31.9% based on the Offer Price. Similarly, after any such merger, Parent would also bear the entire risk of losses generated by ALR’s operations and any decrease in the value of ALR, and former stockholders would not face the risk of losses generated by ALR’s operations or decline in the value of ALR. For additional information regarding ALR’s relationship with DHC, see Section 6—“Related Party Transactions.”
According to ALR’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021 (the “ALR 10-K”), as of December 31, 2021, ALR had federal and state tax net operating loss carry forwards on a separate basis of approximately $120,315,000 and $14,031,000, respectively. Such net operating losses may be available to offset taxable income (if any) generated by ALR or Parent’s U.S. consolidated tax group (which may include ALR after the closing), and thereby reduce the amount of taxes owed by Parent and its subsidiaries. The timing and amount of the tax savings will depend on a number of factors, including the overall amount of ALR’s net operating losses through the closing (which has yet to be calculated), whether ALR or Parent generates U.S. federal taxable income after the closing (and when and in what amount) and the tax rates in effect at the time net operating losses are utilized.
Merger Without a Stockholder Vote.   If the Offer is consummated, Parent does not anticipate seeking the approval of ALR’s remaining public stockholders before effecting the Merger. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among other things, that (i) with certain limited exceptions, the acquiring entity consummates a tender offer for any and all of the outstanding stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the subject merger, (ii) following the consummation of such tender offer, the acquiring entity and its direct and indirect parents and subsidiaries own at least such percentage of the stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger and (iii) each outstanding share of each class or series of shares of the subject corporation that is the subject of and not irrevocably accepted for purchase or exchange in the offer is converted in the merger into, or into the right to receive, the same amount and kind of cash, property, rights, or securities paid for shares of the class or series of shares of the subject corporation irrevocably accepted for purchase or exchange in the offer. In addition, under Section 3-106.1 of the MGCL, the acquiring entity must give notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL at least 20 business days prior to the articles of merger being filed with the SDAT to all stockholders of record of the corporation to be acquired who, except for the application of Section 3-106.1 of the MGCL, would be entitled to vote on the merger on the date that notice is given or on a record date fixed for that purpose that is not more than 10 days before the date that notice is given. Accordingly, if Purchaser consummates the Offer, Parent intends to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of ALR in accordance with Section 3-106.1 of the MGCL, upon the terms and subject to the satisfaction or waiver (to the extent waivable) of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, Parent does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for ALR.   As of the Effective Time, ALR’s charter will be amended and restated in its entirety pursuant to the terms of the Merger Agreement and in the form attached thereto as Annex II and become the charter of the Surviving Corporation. Additionally, as of the Effective Time, the bylaws of ALR will be amended and restated pursuant to the terms of the Merger Agreement and in the form attached thereto as Annex III and become the bylaws of the Surviving Corporation. The directors of the Surviving Corporation will be the individuals designated by Parent immediately prior to Closing, and the officers of the Surviving Corporation will be the individuals who are serving as the officers of ALR as of immediately prior to the effective time of the Merger until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See Section 18—“Summary of the Merger Agreement—Board of Directors and Officers.”
Parent is conducting a detailed review of ALR and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent will continue to evaluate the business and operations of ALR during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as Parent deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of ALR’s business, operations, capitalization and management with a view to optimizing development of ALR’s potential. Possible changes could include changes in ALR’s business strategy, corporate structure, charter, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted ALR Board reserves the right to change its plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of ALR, the disposition of securities of ALR, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving ALR or the sale or transfer of a material amount of assets of ALR.
4.
Interests of Certain Persons in the Offer.

Financial Interests.   The financial interests of Parent with regard to the Offer Price are generally adverse to the financial interests of the stockholders of ALR being asked to tender their Shares because Parent has an interest in acquiring the Shares as inexpensively as possible and the stockholders of ALR being asked to tender their Shares have an interest in selling their Shares for the highest possible price.
Executive Officers and Directors of ALR.   The stockholders of ALR being asked to tender their Shares should be aware that the executive officers and certain directors of ALR may be considered to have interests in the Transactions (including the Offer and the Merger) that are different from, or in addition to, those of other stockholders generally. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the heading “Arrangements with the Company’s Directors and Executive Officers,” which description and information is incorporated herein by reference.
Conflicts of Interest.   In considering the fairness of the consideration to be received in the Offer, stockholders should be aware that Parent has certain current actual or potential conflicts of interest in connection with the Offer and the Merger. Parent is a wholly owned subsidiary of ABP Trust and Adam D. Portnoy, a Managing Director of ALR and the Chair of the ALR Board, is the sole trustee and controlling shareholder and an officer of ABP Trust, as described in the Schedule 14D-9 under the heading “Arrangements with the Company’s Directors and Executive Officers.” Adam D. Portnoy beneficially owns 1.1% of DHC’s common shares. Parent and Purchaser note that the ALR Board, based on the recommendation of the Special Committee, comprised solely of independent, disinterested directors who are unaffiliated with Parent, approved the Merger Agreement and the Merger and determined that the Offer and Merger are advisable and in the best interests of ALR and its stockholders (other than Parent and its affiliates). Similarly, Parent and Purchaser note that the independent, disinterested trustees of DHC who are unaffiliated with Parent approved the DHC Consent and Amendment Agreement, whereby, subject to the terms and conditions thereof, DHC determined that it was fair and advisable for, and in the best interests of DHC to tender all of the Shares owned by DHC and its applicable subsidiary into the Offer, among other things.
5.
Transactions and Arrangements Concerning the Shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule A to this Offer to Purchase: (i) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of ALR; (ii) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of ALR during the past 60 days; (iii) none of Purchaser, Parent or, to Purchaser’s, and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ALR (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and ALR or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and ALR or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); (vii) none of the persons listed on Schedule A of this Offer to Purchase has made a recommendation either in support of or opposed to the Offer or the Merger and (viii) none of Purchaser, Parent or, to Purchaser’s and Parent’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
ALR has informed Parent that, to the knowledge of ALR, each executive officer, director and affiliate (excluding Parent) of ALR currently intends to tender all Shares held of record or beneficially owned by such person or entity in the Offer. However, other than the DHC Consent and Amendment Agreement, there are no agreements requiring them to do so.
The officers and directors of Parent intend to tender all Shares held of record or beneficially owned by such person (other than the Shares held by Purchaser, Parent, or ABP Trust.)
Standstill Agreement.   Parent is party to a Consent, Standstill, Registration Rights and Lock-Up Agreement (the “Standstill Agreement”), dated October 2, 2016, with ALR, Adam D. Portnoy, ABP Trust and certain other related persons (Parent, ABP Trust, Adam D. Portnoy and such other related persons, the “ABP Parties”), pursuant to which, among other things, the ABP Parties have agreed for a period of 10 years not to engage in certain activities involving ALR without the approval of the ALR Board, including not to effect or seek to effect any tender or exchange offer, merger, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving ALR. For additional information regarding the Standstill Agreement, reference is made to the Standstill Agreement, incorporated by reference to Exhibit 10.1 to ALR’s Current Report on Form 8-K filed by ALR with the SEC on October 6, 2016, which qualifies the foregoing in its entirety.
At a regularly scheduled meeting of the ALR Board on December 13, 2022, Mr. Portnoy said he would consider making a proposal to potentially acquire the Company if the ALR Board agreed to provide consent under the standstill limitations set forth in the Standstill Agreement. The ALR Board formed the Special Committee and delegated responsibility and authority to the Special Committee to explore, evaluate and negotiate, on behalf of ALR, a potential strategic transaction with ABP. On December 14, 2022, Parent sent to the Special Committee a letter formally requesting consent from the ALR Board, in accordance with the Consent, Standstill, Registration Rights and Lock-Up Agreement, to submit to ALR a non-binding proposal regarding a Potential Transaction. On December 19, 2022, the Special Committee sent Parent a letter providing such consent.

DHC Consent and Amendment Agreement.   In connection with execution of the Merger Agreement, the DHC Parties, in their respective capacities as stockholders of ALR, entered into the DHC Consent and Amendment Agreement, pursuant to which, among other things, (i) DHC has consented to Purchaser’s proposed acquisition of Shares pursuant to the Offer and the Merger, (ii) the DHC Parties have agreed to tender all of the Shares owned by the DHC Parties, representing approximately 31.9% of the outstanding Shares into the Offer and (iii) DHC (including through one or more of its controlled affiliates that it may designate) has the right, but not the obligation to purchase, in a single private transaction, on or before December 31, 2023, a number of shares of the Surviving Corporation constituting up to 31.9% of the then issued and outstanding shares of the Surviving Corporation based on the Offer Price. For additional detail regarding the DHC Consent and Amendment Agreement, reference is made to the DHC Consent and Amendment Agreement, incorporated by reference to Exhibit 99.15 to the Schedule 13D/A filed by Adam D. Portnoy and ABP Trust with the SEC on February 3, 2023, which qualifies the foregoing in its entirety.
6.
Related Party Transactions.

Merger Agreement.   The Merger Agreement governs the contractual rights among ALR, Parent and Purchaser in relation to the Transactions. For additional detail regarding the Merger Agreement, see Section 18—“Summary of the Merger Agreement.”
DHC Consent and Amendment Agreement.   The DHC Consent and Amendment Agreement governs certain contractual rights among the DHC Parties, in their respective capacities as stockholders of ALR, ABP Trust, Parent, Purchaser, Adam D. Portnoy and, for purposes of Article V thereof only, ALR, in relation to the Transactions. For additional detail regarding the DHC Consent and Amendment Agreement, see Section 5—Transactions and Arrangements Concerning the Shares.
Lease of ALR’s Corporate Headquarters.   ABP Borrower, Inc., a Maryland corporation and a subsidiary of ABP Trust (“ABP Borrower”), leases to ALR the premises that ALR uses as its headquarters. Prior to September 30, 2022, ABP Borrower leased to ALR premises located at 400 Centre Street in Newton, Massachusetts (such lease, the “400 Centre Street Lease”). On February 24, 2021, ABP Borrower and ALR renewed the 400 Centre Street Lease through December 31, 2031. On January 10, 2022, ABP Borrower and ALR entered in to the third amendment to the 400 Centre Street Lease, reducing the leased space from approximately 41,000 square feet to approximately 30,000 square feet. On July 2, 2022, ABP Borrower and ALR entered into the Amendment and Termination of Lease, dated July 2, 2022, by and between ABP Borrower and ALR, providing, among other things, for the 400 Centre Street Lease to terminate on September 30, 2022. For additional detail regarding the 400 Centre Street Lease, reference is made to the lease agreement, incorporated by reference to Exhibit 99.10 to ALR’s Annual Report on Form 10-K filed by ALR with the SEC on February 24, 2022, which qualifies the foregoing in its entirety. For additional detail regarding the Amendment and Termination of Lease, reference is made to the Amendment and Termination of Lease, incorporated by reference to Exhibit 99.1 to ALR’s Quarterly Report on Form 10-Q filed by ALR with the SEC on August 3, 2022, which qualifies the foregoing in its entirety.
On July 2, 2022, ABP Borrower consented to ALR’s assumption of a lease for certain premises at the building known as Two Newton Place, located at 255 Washington Street, Newton, Massachusetts (the “Assignment and Assumption of Lease and Landlord Consent”), from Sonesta International Hotels Corporation (“Sonesta”). Adam D. Portnoy is the controlling stockholder and a director of Sonesta. For additional detail regarding the Assignment and Assumption of Lease and Landlord Consent, reference is made to the Assignment and Assumption of Lease and Landlord Consent, incorporated by reference to Exhibit 99.2 to ALR’s Quarterly Report on Form 10-Q filed by ALR with the SEC on August 3, 2022, which qualifies the foregoing in its entirety.
Relationship with DHC.   ALR was a wholly owned subsidiary of DHC until DHC distributed the Shares it then owned to its shareholders in 2001. DHC is currently ALR’s largest stockholder, beneficially owning, as of February 1, 2023, 10,691,658 Shares, or 31.9% of ALR’s outstanding Shares. ALR manages for DHC most of the senior living communities it operates. Adam D. Portnoy, the Chair of the ALR Board and one of ALR’s Managing Directors, also serves as the chair of the board of trustees and as a managing trustee of DHC. ALR’s other Managing Director and Secretary also serves as a managing trustee and secretary of DHC. The RMR Group LLC, a Maryland limited liability company (“RMR”), provides management services to both ALR and DHC. ALR’s President and Chief Executive Officer and Executive Vice President and DHC’s executive officers are officers and employees of RMR.
ALR’s Management Arrangements with DHC.   ALR is party to an amended and restated master management agreement with DHC (the “Master Management Agreement”) for the senior living communities that ALR manages for DHC and interim management agreements for the senior living communities that ALR agreed with DHC to transition to new operators, whereby, among other things, ALR receives a management fee based on the gross revenues realized at the applicable senior living communities plus reimbursement for ALR’s direct costs and expenses related to such communities. Pursuant to a guaranty agreement dated as of January 1, 2020, and subsequently amended and restated on June 9, 2021 (as amended, the “Guaranty Agreement”), ALR has guaranteed the payment and performance of each of its applicable subsidiary’s obligations under the applicable management agreement. Pursuant to the DHC Consent and Amendment Agreement, the parties thereto agreed to certain amendments set forth therein to the Master Management Agreement and the Guaranty Agreement. For additional detail regarding the Master Management Agreement, reference is made to the subsection “Our Management Arrangements with DHC” of Annex B of ALR’s Proxy Statement filed by ALR with the SEC on April 6, 2022, which is incorporated herein by reference, and qualifies the foregoing in its entirety.
Senior Living Communities Managed for DHC and its Related Entities.   As of December 31, 2021, ALR earned residential management fees in connection with the management of 121 senior living communities for DHC. ALR also provides lifestyle services to residents at some of the senior living communities it manages for DHC, such as rehabilitation and wellness services. At senior living communities ALR manages for DHC where ALR provides rehabilitation and wellness services on an outpatient basis, the residents, third-party payers or government programs pay ALR for those rehabilitation and wellness services. At senior living communities ALR manages for DHC where ALR provides inpatient rehabilitation and wellness services, DHC generally pays ALR for these services and charges for such services are included in amounts charged to residents, third-party payers or government programs. Ageility, an operating division of ALR, leases space from DHC at certain of the senior living communities that ALR manages for DHC. For additional detail regarding the senior living communities managed for DHC and its related entities, reference is made to the subsection “Senior Living Communities Managed for DHC and its Related Entities” of Annex B of ALR’s Proxy Statement filed by ALR with the SEC on April 6, 2022, which is incorporated herein by reference, and qualifies the foregoing in its entirety.
Additional Agreements with DHC.   ALR earned management fees for the year ended December 31, 2021 for management services at part of a senior living community that DHC subleases to an affiliate. In order to effect DHC’s distribution of Shares to its shareholders in 2001 and to govern ALR’s relationship with DHC thereafter, ALR entered into agreements with DHC and others, including RMR. Since then, ALR has entered into various leases, management agreements and other agreements with DHC that include provisions that confirm and modify these undertakings. Among other things, these agreements provide that:
•
so long as DHC remains a real estate investment trust, or a REIT, ALR may not waive the ownership restrictions in its charter that prohibit any person or group from acquiring more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class of ALR’s stock without DHC’s consent;

•
so long as ALR is a tenant of, or manager for, DHC, ALR will not permit nor take any action that, in the reasonable judgment of DHC, might jeopardize DHC’s qualification for taxation as a REIT;

•
DHC has the right to terminate ALR’s management agreements upon the acquisition by a person or group of more than 9.8% of ALR’s voting stock or other change in control events affecting ALR, as defined therein, including the adoption of any stockholder proposal (other than a precatory proposal) or the election to our Board of any individual, if such proposal or individual was not approved, nominated or appointed, as the case may be, by a majority of ALR’s directors in office immediately prior to the making of such proposal or the nomination or appointment of such individual; and

•
so long as ALR is a tenant of, or manager for, DHC or so long as ALR has a business management agreement with RMR, ALR will not acquire or finance any real estate of a type then owned or financed by DHC or any other company managed by RMR without first giving DHC or such company managed by RMR, as applicable, the opportunity to acquire or finance that real estate.
In connection with execution of the Merger Agreement, DHC entered into the DHC Consent and Amendment Agreement, pursuant to which, among other things, DHC has consented to Purchaser’s proposed acquisition of Shares pursuant to the Offer and the Merger and agreed to certain other amendments to the Management Agreement. For additional detail regarding the DHC Consent and Amendment Agreement, see Section 5—“Transactions and Arrangements Concerning the Shares.”
ALR participates in a DHC property insurance program for the senior living communities ALR owns and formerly leased. The premiums ALR pays for this coverage are allocated pursuant to a formula based on the profiles of the properties included in the program.
For additional detail regarding these agreements, reference is made to the subsection “D&R Yonkers LLC” of Annex B of ALR’s Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed by ALR with the SEC on April 6, 2022, which is incorporated herein by reference, and qualifies the foregoing in its entirety.
ALR’s Relationships with RMR and Others Related to It.   ALR has relationships and historical and continuing transactions with DHC, RMR, ABP Trust, Adam D. Portnoy and others related to them, including other companies to which RMR provides management services and some of which have trustees, directors or officers who are also ALR’s Directors or officers. The RMR Group Inc. (“RMR Inc.”) is the managing member of RMR. Adam D. Portnoy is the sole trustee, an officer and the controlling shareholder of ABP Trust, which is the controlling shareholder of RMR Inc., a managing director and the president and chief executive officer of RMR Inc. and an officer and employee of RMR. Jennifer B. Clark also serves as a managing director and the executive vice president, general counsel and secretary of RMR Inc., an officer and employee of RMR and an officer of ABP Trust. Certain of ALR’s officers and officers of DHC are also officers and employees of RMR. Some of ALR’s independent directors also serve as independent trustees or independent directors of other public companies to which RMR or its subsidiaries provide management services. Adam D. Portnoy serves as the chair of the boards and as a managing director or managing trustee of those companies. Other officers of RMR including, Jennifer B. Clark, serve as managing directors or managing trustees of certain of these companies. In addition, officers of RMR and RMR Inc. serve as ALR’s officers and officers of other companies to which RMR or its subsidiaries provide management services.
Because at least 80.0% of ALR’s Chief Executive Officer Jeffrey C. Leer’s business time was devoted to services to ALR during 2021 and 2020, 80.0% of his total cash compensation (that is, the combined base salary and cash bonus paid by ALR and RMR) was paid by ALR and the remainder was paid by RMR. Mr. Leer was also eligible to participate in certain RMR benefit plans and to receive share awards from RMR Inc. and other companies to which RMR or its subsidiaries provide management services. ALR has represented that the compensation paid to Mr. Leer reasonably reflected his division of business time and efforts; however, periodically, Mr. Leer may divide his business time and efforts differently than he does currently and his compensation from ALR may become disproportionate to this division.
Management Agreement with RMR.   RMR provides business management services to ALR pursuant to ALR’s business management agreement and shared services agreement. These business management services may include, but are not limited to, services related to compliance with various laws and rules applicable to ALR’s status as a publicly traded company, maintenance of ALR’s senior living communities, evaluation of business opportunities, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of ALR’s daily business activities, including legal matters, human resources, and insurance programs.
Share Awards to RMR Employees.   ALR has historically granted Company Share Awards to certain RMR employees who are not also directors, officers or employees of ALR under the Company Equity Plan. During the years ended December 31, 2022, 2021 and 2020, ALR awarded to such persons Company Share Awards of 315,600, 164,600 and 21,150 Shares, valued at $0.2 million, $0.5 million and $0.2 million, in aggregate, respectively, based upon the closing price of Shares on Nasdaq on the dates the awards were made. Generally, one-fifth of these awards vest on the grant date and one-fifth vests on each of the next four anniversaries of the grant date. In certain instances, ALR may accelerate the vesting of Company Share Awards, such as in connection with the award holder’s retirement as an officer of ALR or an officer or employee of RMR. The Company Share Awards granted to RMR employees are in addition to the Company Share Awards granted to ALR’s Managing Directors, as director compensation, and the fees ALR paid to RMR. During the years ended December 31, 2022, 2021 and 2020, ALR purchased 150,030, 70,818 and 7,912 Shares, respectively, at the closing price of the Shares on the Nasdaq on the date of purchase, from certain of ALR’s officers and other employees of ALR and RMR in satisfaction of tax withholding and payment obligations in connection with the vesting of Company Share Awards.
Directors’ and Officers’ Liability Insurance.   RMR Inc., RMR and certain other RMR clients, including DHC and ALR, participate in a combined directors’ and officers’ liability insurance policy. This combined policy currently provides for $10,000,000 of combined primary coverage and expires in September 2023. The premium payable by ALR for this combined policy was approximately $146,898. The premium for the combined policy was allocated among the insured companies after consultation with the insurance broker and approval by each client company’s board and independent trustees or independent directors as applicable.
Prior Investments.   Since January 1, 2021, ALR has awarded Adam D. Portnoy 25,000 Shares for his role as a Managing Director of ALR and as an officer of RMR. Immediately prior to the Offer, Parent owned, together with shares held by ABP Trust, approximately 5.9% of the total issued and outstanding Shares.
Standstill Agreement.   ALR is party to the Standstill Agreement. For additional detail regarding the Standstill Agreement, see Section 5—“Transactions and Arrangements Concerning the Shares.”
Transactions with Certain ALR Directors and Officers.   In addition to serving as a Managing Director and Chair of the ALR Board, Adam D. Portnoy is the sole trustee and controlling shareholder and an officer of ABP Trust. Parent is a wholly owned subsidiary of ABP Trust. Further, Jennifer B. Clark is a Managing Director of the ALR Board and an officer of ABP Trust.
Adam D. Portnoy and Jennifer B. Clark do not receive cash compensation for their service as Managing Directors of ALR. However, Adam D. Portnoy and Jennifer B. Clark do receive awards of Shares for their roles as Managing Directors of ALR and officers of RMR. Similarly, Matthew P. Jordan receives awards of Shares for his role as an officer of RMR. In 2022, Adam D. Portnoy received 12,500 Shares (valued at approximately $17,625 on the date of the award) and Jennifer B. Clark received 62,500 Shares (valued at approximately $54,375 on the dates of the awards) as compensation for their service as Managing Directors of ALR and officers of RMR, and Matthew P. Jordan received 30,000 Shares (valued at approximately $22,050 on the date of the award) for his service as an officer of RMR. In 2021, Adam D. Portnoy and Jennifer B. Clark received 12,500 Shares (valued at approximately $76,875 on the date of the award) and 37,500 Shares (valued at approximately $154,625 on the date of the award), respectively, as compensation for their service as Managing Directors of ALR and officers of RMR, and Matthew P. Jordan received 15,000 Shares (valued at approximately $46,650 on the date of the award) for his service as an officer of RMR. Jennifer B. Clark also received 50,000 Shares in 2022 (valued at approximately $40,000 on the date of the award) and 25,000 Shares in 2021 (valued at approximately $77,750 in 2021) as compensation for her service as an officer of RMR. For additional information regarding Adam D. Portnoy’s and Jennifer B. Clark’s compensation earned as Managing Directors of ALR and officers of RMR, reference is made to the subsection “Executive Compensation” beginning on page 35 of RMR’s Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed by RMR with the SEC on January 18, 2023 and the subsection “Director Compensation” beginning on page 19 of ALR’s Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed by ALR with the SEC on April 6, 2022, which are incorporated herein by reference, and qualifies the foregoing in its entirety.
7.
Conduct of ALR’s Business if the Offer is not Consummated.

If the Offer is not consummated, Parent and Purchaser will re-evaluate their options with respect to ALR. In particular, Parent and Purchaser may, among other things:
•
not take any action at that time, including not purchasing any additional Shares; and/or

•
make a new tender offer.

If Parent or Purchaser were to pursue any of these alternatives, it might take considerably longer for the public stockholders of ALR to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. No assurance can be given that any of such alternatives will be pursued or as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on trading price of ALR’s Shares.
8.
Recommendation by the Special Committee and the Board of Directors of ALR.

The ALR Board has established the Special Committee, which is comprised solely of independent, disinterested directors who are unaffiliated with Parent and are not officers or employees of ALR, and delegated to it, among other things, responsibility and authority to consider, negotiate, approve or decline to approve any such proposal by Parent with respect to a business combination transaction with Parent.
ALR has represented to us that, prior to the execution of the Merger Agreement:
•
The Special Committee has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interest of ALR and its stockholders (other than Parent and its affiliates), (ii) declared the Merger advisable, and (iii) recommended to the ALR Board the execution, delivery and performance by ALR of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; and

•
The ALR Board (which for purposes of this section, means each Director other than Adam D. Portnoy, who abstained from voting at related Board meetings), acting on the unanimous recommendation of the Special Committee, has: (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interest of ALR and its stockholders (other than Parent and its affiliates); (ii) declared the Merger advisable; (iii) approved the execution, delivery and performance by ALR of the Merger Agreement and the consummation of the Merger and the other Transactions, including the Offer; (iv) subject to certain terms of the Merger Agreement, recommended that the stockholders of ALR (other than Parent and its affiliates) accept the Offer and tender their Shares pursuant to the Offer; (v) resolved to include the prior approvals and recommendation, as well as the resolutions of the special committee, in the Schedule 14D-9 and (vi) granted exceptions to the ownership limitations set forth in ALR’s charter and the transfer restrictions set forth in ALR’s bylaws to Parent, Purchaser and certain related persons, in each case, with respect to the Offer and the Merger.

ALR has agreed to file the Schedule 14D-9 with the SEC indicating the Special Committee’s recommendation to the ALR Board, and the ALR Board’s approval of the Transactions and its recommendation that ALR’s stockholders tender their Shares in the Offer.
THE TENDER OFFER
9.
Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Parent will accept for payment, purchase and pay for all Shares at a purchase price of $1.31 per Share, net to the seller of such Shares in cash, without interest and subject to any withholding taxes, validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 12—“Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on Monday, March 17, 2023 (the “Expiration Date”), unless Purchaser has extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.
The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 20—“Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 18—“Summary of the Merger Agreement—Termination” occur.

Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive (to the extent waivable by Purchaser) any Offer Condition (as defined below) and (iii) make any other changes in the terms and conditions of the Offer that are consistent with the terms and conditions of the Merger Agreement, except that (1) Parent and Purchaser may not amend, modify or waive the Minimum Condition and (2) ALR’s prior written approval is required for Parent or Purchaser to:
(a)
decrease the Offer Price;

(b)
change the form of consideration payable in the Offer;

(c)
decrease the maximum number of Shares sought to be purchased in the Offer;

(d)
impose conditions to the Offer in addition to the conditions set forth in Section 20—“Conditions of the Offer”;

(e)
amend, modify or waive the Termination Condition or the Governmental Impediment Condition;

(f)
otherwise amend or modify any of the other terms of the Offer in any manner that adversely affects, or would reasonably be expected to adversely affect, any holders of Shares (other than Parent and its affiliates) in their capacity as such;

(g)
terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

(h)
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, Purchaser will (i) promptly after the Expiration Date accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) promptly thereafter pay for such Shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Offer Acceptance Time.”
If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. Purchaser also expressly reserves the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified above.
The Merger Agreement provides that, if, as of the then-scheduled Expiration Date, any of the conditions to the Offer is not satisfied and has not been waived by Parent or Purchaser, Parent and Purchaser may in their sole discretion extend the Offer, or are required to extend the Offer if requested by ALR, on one or more occasions, for an additional period of up to 10 business days per extension, to permit such condition to the Offer to be satisfied. In addition, Purchaser has agreed to extend the Offer for any period required by any law, rule, regulation, interpretation or position of the SEC or the Nasdaq Stock Market (“Nasdaq”) applicable to the Offer. In addition, Parent and Purchaser may extend the Offer for any period necessary to satisfy the requirement to send the Short Form Merger Notice as required by Section 3-106(e)(1) of the MGCL. However, Parent and Purchaser are not required to extend the Offer on more than two occasions in consecutive periods of 10 business days each if the Minimum Condition is the only condition to the Offer that is not satisfied or waived as of then-scheduled Expiration Date (other than conditions which by their nature are to be satisfied at the expiration of the Offer) and none of the Schedule TO, Schedule 14D-9 and Parent’s and ALR’s Schedule 13E-3 are still being reviewed or commented on by the SEC. In no event will Parent and Purchaser be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement or May 31, 2023. See Section 18—“Summary of the Merger Agreement.”
Except as set forth above, there can be no assurance that Purchaser will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 12—“Withdrawal Rights.”

Without ALR’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, Parent or Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Parent or Purchaser waives a material condition of the Offer, Parent or Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.
Parent and Purchaser expressly reserve the right, in their sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 20—“Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the then-scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets Purchaser deems prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, Parent expects to complete the Merger without a vote of ALR’s stockholders pursuant to Section 3-106.1 of the MGCL.
ALR has provided us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on ALR’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
10.
Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 20— “Conditions of the Offer,” Purchaser will, promptly after the expiration of the Offer, accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time, pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depository’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 11—“Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depository. See Section 11—“Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depository of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price with the Depository, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, a book entry statement for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedures set forth in Section 11—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
11.
Procedures for Tendering Shares.

Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depository, must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates representing Shares tendered must be delivered to the Depository or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depository (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depository and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer.   The Depository will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depository’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depository’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depository.
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible

Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depository, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depository prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depository prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser (together with any amendments or supplements thereto, the “Notice of Guaranteed Delivery”), is received by the Depository (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depository within 2 trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depository or mailed to the Depository and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depository prior to the expiration of the Offer.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITORY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements.   Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depository of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depository. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depository. Under no circumstances will interest be paid on the Offer Price of Shares, regardless of any extension of the Offer or any delay in payment for Shares. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depository. If you are unable to deliver any required document or instrument to the Depository by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depository by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depository must receive the missing items together with the Shares within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement.   Purchaser’s acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of ALR, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Withholding.   In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) that surrenders Shares for cash pursuant to the Offer or the Merger must, unless an exemption applies, provide the Depository with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate currently equal to 24%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer or the Merger should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depository).
Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Exempt stockholders that are “U.S. persons” should complete and sign an IRS Form W-9 indicating their exempt status in order to avoid backup withholding. Stockholders that are not “U.S. persons” should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depository or at the IRS website (www.irs.gov). See Instruction 9 to the Letter of Transmittal.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.
12.
Withdrawal Rights.

Except as otherwise provided in this Section 12, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on March 17, 2023), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after April 17, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depository at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 11—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depository, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depository prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of tendered Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 11—“Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depository may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 12.

13.
Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following discussion summarizes certain U.S. federal income tax considerations generally applicable to Holders (as defined below) of Shares that exchange their Shares for the Offer Price or the Merger Consideration (as defined below) pursuant to the Offer or the Merger, respectively. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of ALR. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, court decisions, published positions of the IRS and other applicable authorities, each as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Offer or the Merger or any other matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the courts could disagree with one or more of the positions taken in this summary.
This discussion applies only to Holders that hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment). For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is one of the following:
•
an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws;

•
an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury Regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. Holder is not overridden by an applicable tax treaty. Conversely, a “Non-U.S. Holder” is a beneficial owner of Shares that is not an entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes and is not a U.S. Holder. The term “Holder” means a U.S. Holder or a Non-U.S. Holder.
If any entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes that is a Holder and the partners in such a partnership (as determined for U.S. federal income tax purposes) should consult their tax advisors with respect to tax considerations of the Offer or the Merger applicable to them.
This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular Holder in light of such Holder’s particular circumstances, or to Holders that are subject to special treatment under U.S. federal income tax laws, such as: financial institutions; brokers or dealers in securities or commodities; mutual funds; insurance companies; tax-exempt organizations (including private foundations); former citizens or long-term residents of the United States; Holders that acquired their Shares in connection with the performance of services; partnerships (including limited liability companies or other arrangements, in each case that are treated as partnerships for U.S. federal income tax purposes), S corporations, or pass-through entities (and investors and partners in such entities); Holders that hold their Shares as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction; Holders that own 5% or more (by vote or value, directly or constructively under the Code) of our Shares; Purchaser and any direct or indirect owner of Purchaser; Holders that have a functional currency other than the U.S.

dollar; Holders that are subject to the alternative minimum tax; regulated investment companies and real estate investment trusts; traders in securities that elect the mark-to-market method of accounting for their securities; controlled foreign corporations; and passive foreign investment companies.
This discussion does not address any U.S. state or local or non-U.S. tax considerations, other U.S. federal tax considerations (e.g., estate or gift tax), the Medicare contribution tax on net investment income or the alternative minimum tax considerations of exchanging Shares in the Offer or the Merger.
Because this discussion is intended to be a general summary only and individual circumstances may differ, each Holder should consult its tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer or the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and non-U.S. tax laws and of changes in such laws.
Certain Tax Considerations for U.S. Holders.   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes to a U.S. Holder of Shares. A U.S. Holder of Shares will generally recognize taxable gain or loss equal to the difference between (i) the stockholder’s adjusted tax basis in the Shares surrendered in the exchange, and (ii) the amount of cash received by such Holder in the Offer and/or the Merger.
If a U.S. Holder acquired Shares by purchase, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Shares. Such gain or loss will generally be long term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period in the Shares exchanged is more than one year. Long term capital gain recognized by certain noncorporate U.S. Holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.
Certain Tax Considerations for Non-U.S. Holders.   The U.S. federal income tax consequences of the Offer and the Merger to Non-U.S. Holders will be the same as those described above for U.S. Holders of Shares, except that a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Offer or the Merger unless:
•
such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of such Non-U.S. Holder in the United States); or

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder.
Special rules may apply with respect to Non-U.S. Holders that own 5% or more (by vote or value, directly or constructively under the Code) of the outstanding shares of ALR. All Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the Offer or the Merger, as applicable, and the possible desirability of selling their Shares or Parent common stock (and considerations relating to the timing of any such sales).

Information Reporting and Backup Withholding.   Payments to Holders may be subject to information reporting and backup withholding. A U.S. Holder may avoid such backup withholding if such U.S. Holder furnishes its correct TIN on an IRS Form W-9 (or substitute or successor form or, if appropriate, another withholding form) or provides proof of an applicable exemption, and otherwise complies with all applicable requirements of the backup withholding rules. If a U.S. Holder fails to provide the correct TIN or certification or otherwise fails to comply with the applicable backup withholding rules, payments received pursuant to the Offer or the Merger may be subject to backup withholding. The backup withholding rate is currently 24%. Certain Holders (including corporations and Non-U.S. Holders) generally are exempt from backup withholding. Exempt Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules generally will be allowed as a refund of, or credit against, the U.S. federal income tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.
The U.S. federal income tax considerations described above are not intended to constitute a complete description of all tax considerations applicable to the Offer or the Merger. Because individual circumstances may differ, each Holder of Shares should consult such Holder’s tax advisor regarding the applicability of the rules discussed above to the Holder and the particular tax effects to the Holder of the Offer or the Merger in light of such Holder’s particular circumstances and the application of state, local and non-U.S. tax laws.
14.
Price Range of Shares; Dividends.

The Shares are traded on Nasdaq under the symbol “ALR.” ALR has advised Parent that, as of the close of business on February 16, 2023, 33,442,433 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2021 and December 31, 2022 and, with respect to the current fiscal year ending December 31, 2023, through February 16, 2023, using Share data reported by Nasdaq.
Fiscal Year Ended December 31, 2021	High	Low
First Quarter	$9.25	$5.81
Second Quarter	$6.67	$4.66
Third Quarter	$5.89	$3.80
Fourth Quarter	$4.44	$2.79
Fiscal Year Ended December 31, 2022	High	Low
First Quarter	$3.16	$2.02
Second Quarter	$2.70	$1.16
Third Quarter	$2.16	$0.93
Fourth Quarter	$1.04	$0.55
Current Fiscal Year	High	Low
First Quarter (through February 16, 2023)	$1.31	$0.58
ALR has never paid dividends on its common stock. Under the terms of the Merger Agreement, ALR is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 21—“Dividends and Distributions.”
On February 2, 2023, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $0.81. On February 16, 2023, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq during normal trading hours was $1.30 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

15.
Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing.   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds, (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 300, (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00, or (iii) (a) ALR has stockholders’ equity of less than $2.5 million, the number of publicly held Shares falls below 500,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million or there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (b) the number of publicly held Shares falls below 500,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, or the market value of ALR’s listed securities is less than $35 million over a 10 consecutive business day period or (c) the number of publicly held shares falls below 500,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, or ALR’s net income from continuing operations is less than $500,000 in the most recently completed fiscal year (or in two of the last three fiscal years).
As previously disclosed by ALR on November 10, 2022, ALR received a notice of delisting from Nasdaq informing ALR that if the closing bid price of the ALR common shares does not meet or exceed $1.00 per Share for a minimum of 10 consecutive business days during the 180 calendar day grace period, Nasdaq will provide notice that the ALR common shares will be subject to delisting. Shares held by officers or directors of ALR, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to ALR, there were, as of February 16, 2023, approximately 33,442,433 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration.   The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by ALR upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Parent intends to seek to cause ALR to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by ALR to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to ALR. Furthermore, the ability of “affiliates” of ALR and persons holding “restricted securities” of ALR to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the list of “margin securities” of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or be eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
16.
Certain Information Concerning ALR

The following description of ALR and its business was taken from ALR’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 (the “ALR 10-Q”), and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.
ALR is a holding company and substantially all of its business is conducted by its two segments: (i) its residential segment through its brand Five Star Senior Living (“Five Star”) and (ii) its lifestyle services segment primarily through its brands Ageility Physical Therapy Solutions and Ageility Fitness (collectively “Ageility”) as well as Windsong Home Health. As of September 30, 2022, through its residential segment, ALR owned and operated or managed 140 senior living communities located in 28 states with 19,973 living units, including 10,422 independent living apartments and 9,551 assisted living suites, which includes 1,817 Bridge to Rediscovery memory care units. ALR managed 120 of these senior living communities (17,889 living units) for DHC and owned 20 of these senior living communities (2,084 living units).
ALR’s lifestyle services segment provides a comprehensive suite of lifestyle services including Ageility rehabilitation and fitness, Windsong Home Health and other home based, concierge services at senior living communities ALR owns and operates or manages as well as at unaffiliated senior living communities. As of September 30, 2022, Ageility operated eight inpatient rehabilitation clinics in senior living communities owned by DHC that are not operated by Five Star. As of September 30, 2022, Ageility operated 203 outpatient rehabilitation locations, of which 109 were located at Five Star operated senior living communities and 94 were located within senior living communities not operated by Five Star.
ALR is a Maryland corporation incorporated in 2001. ALR’s principal executive offices are located at Two Newton Place, 255 Washington Street, Newton, Massachusetts 02458. ALR’s telephone number at such offices is (617) 796-8387.
Historical Selected Financial Information.   The following tables set forth summary historical consolidated financial data for ALR as of and for each of the years ended December 31, 2020 and 2021 and as of and for each of the nine months ended September 30, 2021 and 2022. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the ALR 10-Q and the ALR 10-K. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by ALR with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of the ALR 10-K and Item 1 of Part I of the ALR 10-Q are hereby incorporated by reference in this Offer to Purchase. The reports may be examined, and copies may be obtained from the SEC in the manner described under “Available Information” below. Historical results are not necessarily indicative of results to be expected in any future period. Set forth below are ALR’s selected consolidated financial data (in thousands, except per share amounts):
	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2021	2020	2022	2021
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
REVENUES
Lifestyle services	$68,014	$82,032	$43,330	$52,388
Residential	64,638	77,015	48,994	49,755
Residential management fees	47,479	62,880	27,380	37,997
Total management and operating revenues	180,131	221,927	119,704	140,140
Reimbursed community-level costs incurred on behalf of managed communities	722,857	916,167	396,352	585,662
Other reimbursed expenses	31,605	25,648	10,869	27,750
Total revenues	934,593	1,163,742	526,925	753,552
Other operating income	7,795	3,435	44	7,795
OPERATING EXPENSES
Lifestyle services expenses	59,322	66,853	42,112	45,414
Residential wages and benefits	38,970	41,819	27,942	30,456
Other residential operating expenses	30,311	28,116	18,126	22,418
Community-level costs incurred on behalf of managed communities	722,857	916,167	396,352	585,662
General and administrative	85,718	85,835	53,205	66,956
Restructuring expenses	19,196	1,448	1,944	16,859
Depreciation and amortization	11,873	10,997	9,535	8,912
Total operating expenses	968,247	1,151,235	549,216	776,677
Operating (loss) income	(25,859)	15,942	(22,247)	(15,330)
Interest, dividend and other income	358	757	434	244
Interest and other expense	(1,683)	(1,631)	(3,757)	(1,379)
Unrealized (loss) gain on equity investments	730	480	(3,679)	555
Realized gain on sale of debt and equity investments	218	425	1,528	193
Gain (loss) on termination of leases	(3,278)	(22,899)	777	(3,277)
Loss before income taxes	(29,514)	(6,926)	(26,944)	(18,994)
(Provision) benefit for income taxes	(234)	(663)	(99)	(194)
Net loss	$(29,925)	(7,589)	$(27,043)	$(19,188)
Weighted average shares outstanding-basic and diluted	31,591	31,471	31,825	31,567
Net loss per share basic and diluted	$(0.95)	(0.24)	$(0.85)	$(0.61)

	As of December 31,		As of September 30, 2022 (unaudited)
	2021	2020
CONSOLIDATED BALANCE SHEET
Assets
Current assets:
Cash and cash equivalents	$66,987	$84,351	$79,126
Restricted cash and cash equivalents	24,970	23,877	21,317
Accounts receivable, net	9,244	9,104	9,676
Due from related person	41,664	96,357	56,497
Debt and equity investments, of which $7,100, $7,609 and $11,125 are restricted, as of September 30, 2022, December 31, 2021 and December 31, 2020, respectively	19,535	19,961	10,890
Prepaid expenses and other current assets	24,433	28,658	21,817
Total current assets	186,833	262,308	199,323
Property and equipment, net	159,843	159,251	162,785
Operating lease right-of-use assets	9,917	18,030	5,796
Finance lease right-of-use assets	3,467	4,493	2,773
Restricted cash and cash equivalents	982	1,369	991
Restricted debt and equity investments	3,873	4,788	2,715
Other long-term assets	12,082	3,967	8,155
Total assets	$376,277	$454,206	$382,538
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,516	$23,454	$16,367
Accrued expenses and other current liabilities	31,488	42,208	44,861
Accrued compensation and benefits	34,295	70,543	33,413
Accrued self-insurance obligations	31,739	31,355	26,701
Operating lease liabilities	699	2,567	501
Finance lease liabilities	872	808	1,351
Due to related persons	3,879	6,585	2,500
Mortgage note payable	419	388	437
Total current liabilities	140,907	177,908	126,131
Long-term liabilities
Accrued self-insurance obligations	34,744	37,420	27,007
Operating lease liabilities	9,366	17,104	5,331
Finance lease liabilities	3,050	3,921	2,351
Mortgage note payable	6,364	6,783	*
Other long-term liabilities	256	538	227
Total long-term liabilities	53,780	65,766	102,077
Stockholders’ equity:
Common stock, par value $0.01 75,000,000 shares authorized at September 30, 2022, December 31, 2021 and December 31, 2020; 32,609,009, 32,662,649 and 31,679,207 shares issued and outstanding at September 30, 2022, December 31, 2021 and December 31, 2020, respectively.	327	317	326
Additional paid-in capital	461,298	460,038	462,144
Accumulated deficit	(281,064)	(251,139)	(308,107)
Accumulated other comprehensive (loss) income	1,029	1,316	(33)
Total shareholders’ equity	181,590	210,532	154,330
Total liabilities and stockholders’ equity	$376,277	$454,206	$382,538

*
Not reported on ALR 10-Q

Book Value Per Share.   ALR’s net book value per share as of September 30, 2022 was $4.73 (calculated based on 32,609,009 Shares outstanding as of September 30, 2022).
Certain Prospective Financial Information.   As described in the Schedule 14D-9 under the heading “Certain Prospective Financial Information,” in connection with ALR’s regular long-term business planning process, Adam D. Portnoy and Jennifer B. Clark, in their capacities as Managing Directors of ALR, and Matthew P. Jordan, in his capacity as Chief Financial Officer of RMR, have received certain nonpublic financial, operating and other forward-looking information from ALR in the ordinary course of business. At a regularly scheduled meeting of the ALR Board held on December 13, 2022, members of ALR’s management presented certain financial projections for ALR for the fiscal years 2023, 2024, 2025, 2026 and 2027 (the “ALR Projections”), which are summarized in the Schedule 14D-9 under the heading “Certain Prospective Financial Information.” The ALR Projections were prepared in the ordinary course of business for the ALR Board in order to inform its review of ALR’s strategic plans and anticipated financing needs. Because Adam D. Portnoy is a director and officer of Parent and Jennifer B. Clark and Matthew P. Jordan are officers of Parent, the ALR Projections may be deemed to have been provided to Parent at or around the time of the December 13, 2022 meeting of the ALR Board and as subsequently updated to reflect net operating loss utilization.
Available Information.   ALR is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning ALR’s business, properties of ALR’s senior living communities, legal proceedings, operating results, financial condition, directors and officers (including their remuneration and Share awards granted to them), the principal holders of ALR’s securities, any material interests of such persons in transactions with ALR, and other matters is required to be disclosed in proxy statements and periodic reports distributed to ALR’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as ALR, who file electronically with the SEC. The address of that site is https://www.sec.gov. ALR also maintains an Internet website at https://alerislife.com. The information contained in, accessible from or connected to ALR’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of ALR’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning ALR contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by ALR. Although Parent and Purchaser have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depository assumes responsibility for the accuracy or completeness of the information concerning ALR contained in such documents and records or for any failure by ALR to disclose events that may have occurred or may affect the significance or accuracy of any such information.
17.
Certain Information Concerning Parent and Purchaser.

General.   Purchaser is a Maryland limited liability company with its principal executive offices located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634. The telephone number of Purchaser is (617) 928-1300. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of ALR and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a Maryland limited liability company with its principal offices located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634. The telephone number of Parent is (617) 928-1300. Parent is a wholly owned subsidiary of ABP Trust. Adam D. Portnoy, a Managing Director of ALR and Chair of ALR’s Board of Directors, is the sole trustee and controlling shareholder and an officer of ABP Trust.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule A hereto. For additional information, see Section 5—“Transactions and Arrangements Concerning the Shares.”
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Parent filings are also available to the public on the SEC’s website (https://www.sec.gov).
18.
Summary of the Merger Agreement.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. ALR has filed with the SEC on February 3, 2023 a copy of the Merger Agreement as Exhibit 2.1 to the Current Report on Form 8-K. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 17—“Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or ALR. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by ALR to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer on or before the 10th business day after the date of the Merger Agreement. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Condition and the other conditions of the Offer that are described in Section 20—“Conditions of the Offer” (the “Offer Conditions”). Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 20—“Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time, pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on March 17, 2023, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition (to the extent permitted by the Merger Agreement) and (iii) make any other changes in the terms and conditions of the Offer that are consistent with the terms of the Merger Agreement, except that (1) Parent and Purchaser may not amend, modify or waive the Minimum Condition and (2) ALR’s prior written approval is required for Parent or Purchaser to:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions or requirements on the Offer in addition to the Offer Conditions;

•
amend, modify or waive the Termination Condition or the Governmental Impediment Condition;

•
otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares (other than Parent and its affiliates) in its capacity as such;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or provided by the terms of the Merger Agreement; or

•
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, to the extent waivable by Purchaser or Parent, Parent and Purchaser may, in their sole discretion (and without the consent of ALR or any other person), extend the Offer on one or more occasions, for an additional period of up to 10 business days per extension, to permit such Offer Condition to be satisfied;

•
Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer from time to time for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and

•
Purchaser may (and Parent may cause Purchaser to) extend the Offer for any period necessary to satisfy Parent’s requirement to the Short Form Merger Notice (as defined below) required by Section 3-106(e)(1) of the MGCL.

However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and May 31, 2023 (such earlier occurrence, the “Extension Deadline”), and may not extend the Offer beyond the Extension Deadline without ALR’s prior written consent. In addition, Purchaser is not required to extend the Offer on more than two occasions in consecutive periods of 10 business days each if, as of the applicable Expiration Date, none of the tender offer documents are still being reviewed or commented on by the SEC and all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer).
Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.
The Merger.   The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the MGCL, at the Effective Time, Purchaser will be merged with and into ALR, the separate existence of Purchaser will cease, and ALR will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 3-106.1 of the MGCL. Accordingly, Parent, Purchaser and ALR have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a vote of

ALR’s stockholders in accordance with Section 3-106.1 of the MGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
As of the Effective Time, ALR’s charter will be amended and restated in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, will be the charter of the Surviving Corporation.
As of the Effective Time, the bylaws of ALR will be amended and restated in their entirety as set forth on Annex III to the Merger Agreement and, as so amended and restated, will be the bylaws of the Surviving Corporation.
The obligations of ALR, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver as of the Closing by each of the parties of the following conditions:
•
there has not been issued by any governmental body of competent jurisdiction and remain any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no law has been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body which prohibits or makes illegal the consummation of the Merger; and

•
Purchaser (or Parent on Purchaser’s behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Board of Directors and Officers.   As of the Effective Time, the directors of the Surviving Corporation will be the individuals designated by Parent immediately prior to the Effective Time, and the officers of the Surviving Corporation will be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal.
Conversion of Capital Stock at the Effective Time.   Shares outstanding immediately prior to the Effective Time (other than Shares held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or Purchaser, or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser) will be converted at the Effective Time into the right to receive $1.31 per Share, net to the seller in cash, without any interest thereon (such amount, the “Merger Consideration”), and subject to any withholding of taxes.
Each limited liability company interest of Purchaser outstanding immediately prior to the Effective Time will be converted into a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the number of Shares issued and outstanding as of immediately prior to the Effective Time.
Prior to the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, with the Depository cash sufficient to make the payment of the aggregate Offer Price. On or prior to the Closing, Parent will deposit, or will cause to be deposited, with Equiniti Trust Company as the Paying Agent (as defined in the Merger Agreement), cash sufficient to pay the aggregate Merger Consideration in the Merger.
Treatment of Equity Awards.   At the effective time of the Merger, ALR shall cause each award of Shares which is then outstanding and subject to vesting or forfeiture restrictions to be fully vested and non-forfeitable, effective immediately prior to the Effective Time. These Shares shall receive the Merger Consideration as described under “Conversion of Capital Stock at the Effective Time.”
Representations and Warranties.   This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or ALR, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by ALR to

Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, ALR has made representations and warranties to Parent and Purchaser with respect to, among other things: corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority; capitalization; authority relative to the Merger Agreement; SEC filings and financial statements; disclosure controls and internal controls over financial reporting; absence of certain changes since ALR’s financial statements for the period ending December 31, 2021; absence of a Material Adverse Effect (as defined below) from September 30, 2022 through the date of the Merger Agreement; title to assets; real property; intellectual property and data privacy; material contracts; absence of undisclosed liabilities; compliance with laws; regulatory matters; compliance with anti-corruption and anti-bribery laws; governmental permits and licenses; tax matters; employees and employee benefit plans, including ERISA and certain related matters; environmental matters; insurance; absence of litigation; state takeover statutes; required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger; opinion of its financial advisor; and brokers’ fees and expenses.
Some of the representations and warranties in the Merger Agreement made by ALR are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the ability of ALR to consummate the Transactions on or before May 31, 2023 or (ii) the business, assets, financial condition or results of operations of ALR and its subsidiaries, taken as a whole.
The definition of “Material Adverse Effect” excludes the following being deemed or constituting or being taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of (ii) above:
•
any change in the market price or trading volume of ALR’s stock or change in ALR’s credit ratings (except that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception);

•
any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (subject to certain exceptions);

•
any event, occurrence, circumstance, change or effect generally affecting the industries in which ALR operates or in the economy generally or other general business, financial or market conditions;

•
any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates;

•
any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism (including cyber attacks and computer hacking), war, national or international calamity, natural disaster, epidemic, pandemic (including COVID-19), political unrest or any other similar event (or the worsening thereof);

•
the failure of ALR to meet internal or analysts’ expectations or projections (except that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception);

•
any adverse effect arising directly from or otherwise directly relating to any action taken by Parent, or by ALR at the written direction of Parent, with the prior written consent of Parent or any action specifically required or permitted to be taken by ALR by the terms of the Merger Agreement; or

•
any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any law or GAAP.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to ALR with respect to: corporate matters, such as due organization, good standing, power and authority; the formation and activities of Purchaser; authority relative to the Merger Agreement; required consents and approvals, and no violations of laws, governance documents or agreements; accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; absence of litigation; sufficiency of funds to consummate the Offer and the Merger; independent investigation regarding ALR; broker’s fees and expenses; and ownership of Shares.
Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or the ability to consummate the transactions contemplated by the Merger Agreement.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.
Conduct of Business Pending the Merger.   ALR has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except (i) as required or permitted under the Merger Agreement or as required by applicable law, (ii) with the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as caused by Parent or its affiliates, (iii) as set forth in ALR’s confidential disclosure schedules or (iv) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of ALR’s employees or (B) as required by any applicable law, directive or guideline from any governmental body arising out of, or otherwise related to, the COVID-19 pandemic, including any response to COVID-19, ALR will use reasonable best efforts to conduct its business in the ordinary course consistent in all material respects with past practice (other than in connection with the Merger Agreement), and use its reasonable best efforts to preserve intact its business and material relationships with third parties.
In addition, ALR will not, among other things and subject to specified exceptions (including specified ordinary course exceptions):
•
establish a record date for, declare, set aside, pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);

•
repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares;

•
split, combine, subdivide or reclassify any Shares or other equity interests;

•
sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (i) any capital stock, equity interest or other security, (ii) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security or (iii) any instrument convertible into or exchangeable for any capital stock, equity interest or other security;

•
establish, adopt, terminate or materially amend any material employee plan (or any plan, program, arrangement or agreement that would be a material employee plan if it were in existence as of the date of the Merger Agreement) or any collective bargaining agreement or other labor agreement;

•
accelerate the payment or vesting of compensation or benefits under any employee plan;

•
grant or agree to grant any current or former employee, director or other service provider any increase in severance, compensation, bonuses or other benefits;

•
cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits;

•
grant or pay any bonuses other than the payment of bonuses in the ordinary course of business consistent with past practice;

•
hire or promote any person (other than any hiring or promotion that (i) is consistent with ALR’s past practice and is contemplated in ALR’s hiring budget and (ii) is not for an executive officer position) or terminate, other than for cause, the employment of any executive officer;

•
amend its articles of incorporation and other applicable governing or organizational documents;

•
form any subsidiary, acquire any equity interest in any other entity or enter into any material joint venture, partnership or similar arrangement;

•
terminate or amend, modify or waive any rights under any material contract in any material respect in a manner that is adverse to ALR, or enter into any contract that would be a material contract if entered into as of the date of the Merger Agreement, other than (i) in the ordinary course of business, (ii) any termination or renewal in accordance with the terms of such existing material contract that occurs automatically without any action by ALR or any of its subsidiaries or (iii) as otherwise permitted by these specified exceptions;

•
make or authorize any capital expenditures, other than capital expenditures (i) that do not exceed $500,000 individually or in the aggregate or (ii) in accordance with ALR’s operating budget;

•
acquire, lease, in-license, out-license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse, transfer or assign any material right or other material asset or property other than (i) in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of ALR or its subsidiaries or (iii) capital expenditures permitted by these specified exceptions;

•
lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness (except for advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in material compliance with ALR’s related policies), other than between ALR and a wholly owned subsidiary or between subsidiaries of ALR;

•
effect certain changes relating to tax and tax reporting;

•
settle, release, waive or compromise any legal proceeding or other claim, other than any settlement, release, waiver or compromise that (i) results solely in monetary obligations involving only the payment of monies by ALR of not more than $1,000,000 in the aggregate or (ii) results in no monetary or other material non-monetary obligation of ALR;

•
adopt or implement any stockholder rights plan or similar arrangement;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ALR or its subsidiaries;

•
waive or otherwise grant or increase an exception to or waiver of any ownership limits set forth in its organizational documents, other than in connection with acceptance of a Superior Offer (as defined below) in compliance with the Merger Agreement;

•
relinquish, abandon or permit to lapse, or fail to take any action necessary to maintain, enforce and protect, any of its material intellectual property rights;

•
fail to maintain in full force and effect material insurance policies covering ALR and its subsidiaries and their material properties, business, assets and operations in a form and amount consistent with past practice in all material respects; or

•
authorize any of, or agree or commit to take, any of the foregoing actions.

Filings, Consents and Approvals.   Each of Parent, ALR and Purchaser agree to use their respective reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any law that may be asserted by any governmental body or any other person, so as to enable the Closing to occur as promptly as practicable, but in no case later than May 31, 2023, including providing as promptly as reasonably practicable and advisable all information required by any governmental body or such other person.
Subject to the terms and conditions of the Merger Agreement, each of Parent, ALR and Purchaser will (i) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any governmental bodies in connection with the Transactions, including any Health Care Regulatory Approvals (as defined in the Merger Agreement) and (ii) obtain the MidCap Consent (as defined below).

Employee Matters.   During the one year period following the date of the Closing, Parent will provide to each employee of ALR or any subsidiary of ALR who is employed at the Closing and who remains employed with the Surviving Corporation or any affiliate of Parent (“Company Employees”), for so long during such period as ALR employee remains so employed, (i) a salary and annual bonus opportunity not less than that in effect immediately prior to the Closing (other than equity-based incentive compensation or related equity grants), (ii) employee benefits (other than equity-based incentive compensation or related equity grants) that are no less favorable in the aggregate to the benefits provided to such employee under ALR’s employee plans immediately prior to the Closing and (iii) severance benefits existing as previously described to Parent.
Parent will give Company Employees full credit for such Company Employees’ service with ALR for purposes of eligibility and vesting under any benefit plans made generally available to employees of Parent, the Surviving Corporation or any of their respective affiliates in which a Company Employee participates to the same extent recognized by ALR or its applicable affiliate immediately prior to the Closing, provided that such service will not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
Parent will use its commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any affiliate of Parent that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing under the analogous employee plan of ALR, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan prior to the Closing.
Directors’ and Officers’ Indemnification and Insurance.   For a period of six years from the Effective Time, Parent has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) to the extent now existing in favor of the current or former directors or officers of ALR, including in ALR’s charter and bylaws, and any indemnification or other similar agreements of ALR, in each case as in effect on the date of the Merger Agreement, will continue in full force and effect in accordance with their terms, and Parent will cause ALR and its subsidiaries to perform their obligations thereunder.
On or prior to the date of the Closing, ALR will purchase “tail” directors’ and officers’ liability insurance policy(ies) (in respect of one or more of the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of ALR and its subsidiaries and its and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of ALR and its subsidiaries) and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of ALR and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event will the cost of any such tail policy(ies) exceed the Maximum Amount (as defined in the Merger Agreement) (pro rated in respect of the policies that will be the subject of such tail coverage).
If Parent, ALR, any of ALR’s subsidiaries or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent, ALR or such subsidiary of ALR, as applicable, will use commercially reasonable efforts to cause proper provision to be made so that the successors and assigns of Parent, ALR or such subsidiary of ALR, as applicable, assume the applicable obligations in accordance with the Merger Agreement.

Security Holder Litigation.   ALR has agreed to give Parent the right to review and comment on all material filings or responses to be made by it in connection with any litigation against ALR and/or its directors or officers relating to the Transactions, and the right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement provides only for additional disclosure. ALR has agreed to promptly notify Parent of any such litigation and to keep Parent reasonably and promptly informed with respect to the status thereof.
Stock Exchange Delisting and Deregistration.   Prior to the Closing, ALR shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
No Solicitation.   Except as described below, until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, ALR has agreed not to, and use reasonable best efforts to cause its directors and officers not to, and to direct their other representatives not to:
(a)
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Alternative Proposal (as defined below);

(b)
solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Alternative Proposal;

(c)
engage in, continue or otherwise participate in any discussions or negotiations regarding a Company Alternative Proposal with, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, a Company Alternative Proposal or any proposal or offer that would reasonably be expected to lead to a Company Alternative Proposal, any person that has made or, to ALR’s knowledge is considering making a Company Alternative Proposal (excluding to notify such person as to the existence of the Merger Agreement and these non-solicitation provisions);

(d)
enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to a Company Alternative Proposal or any proposal or offer that would reasonably be expected to lead to a Company Alternative Proposal;

(e)
approve or recommend a Company Alternative Proposal; or

(f)
propose or agree to do any of the foregoing.

ALR agreed to use reasonable best efforts to cause its and its subsidiaries’ representatives to immediately cease any solicitations, discussions, negotiations or communications with any person that may be ongoing with respect to any Company Alternative Proposal as of the date of the Merger Agreement and, as promptly as reasonably practicable (and in any event within two business days) following the date of the Merger Agreement, instruct any such person (and its representatives) in possession of confidential information about ALR or its subsidiaries that was furnished by or on behalf of ALR in connection with such discussions or negotiations to return or destroy all such information promptly after the date of the Merger Agreement in accordance with the applicable confidentiality agreement between ALR and such person. ALR has agreed to enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement unless the ALR Board or the Special Committee determines in good faith, after consultation with ALR’s outside legal counsel, that such enforcement or the failure to waive, terminate or modify would be inconsistent with the duties of the ALR Board under applicable law.
Notwithstanding the above limitations but subject to ALR’s compliance with such limitations, if ALR, any of its subsidiaries or any of their representatives receives after the date of the Merger Agreement and prior to the Offer Acceptance Time an unsolicited bona fide written Company Alternative Proposal from any person or group of persons, which Company Alternative Proposal was made or renewed on or after the date of the Merger Agreement, that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, ALR and its representatives may contact such person or group of persons solely to clarify the terms and conditions of the Company Alternative Proposal so as to determine whether such Company Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Offer. If the ALR Board or the Special Committee determines in good faith, after consultation with financial advisors and outside legal counsel, that such Company Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then ALR and its representatives may:
•
furnish, pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), information (including non-public information) with respect to ALR and its subsidiaries to the person or group of persons who has made such Company Alternative Proposal; provided that ALR shall as promptly as practicable (and no later than within 24 hours) provide to Parent any non-public information concerning ALR and its subsidiaries that is provided to any person to the extent access to such information was not previously provided to Parent or its representatives; and

•
engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Company Alternative Proposal.

Until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, ALR has agreed to (i) promptly (and in any event within 24 hours) notify Parent of any Company Alternative Proposal or inquiries, offers, requests or proposals that would reasonably be expected to lead to a Company Alternative Proposal that are received by an officer or director of ALR, which notice will identify the material terms and conditions of the Company Alternative Proposal (to the extent such inquiry, offer, request or proposal is not in writing) and the person making such Company Alternative Proposal, inquiry, offer, request or proposal (including, if applicable, providing copies of any written Company Alternative Proposal, inquiry, offer, request or proposal and any proposed agreements relating to the Company Alternative Proposal). ALR has agreed to promptly (and in any event within 24 hours) notify Parent in writing if it enters into discussions or negotiations concerning any Company Alternative Proposal or inquiry, offer, request or proposal, notify Parent of any change to the financial and other material terms and conditions of any Company Alternative Proposal, inquiry, offer, request or proposal, and otherwise keep Parent reasonably informed on a reasonably current basis of any material developments regarding any Company Alternative Proposals, inquiries, offers, requests or proposals or any material change to the terms of any such Company Alternative Proposal, inquiries, offers, requests or proposals. ALR has also agreed not to enter into any confidential or similar agreement that would prohibit it from providing such information to Parent.
“Company Alternative Proposal” means any proposal or offer from any person (other than Parent and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving ALR, in each case, as a result of which the stockholders of ALR immediately prior to such transaction would cease to own at least 75% of the total voting power of ALR or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any person of more than 25% of the assets of ALR and its subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any person of more than 25% of the outstanding shares of ALR’s common stock.
“Superior Offer” means an unsolicited bona fide written Company Alternative Proposal (except that references to “25%” and “75%” in the definition of Company Alternative Proposal above will be deemed to be “50%” in each place such phrase appears) that the ALR Board or the Special Committee determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, and considering such factors as the ALR Board or Special Committee consider to be appropriate, to be more favorable to ALR and its stockholders than the transactions contemplated by the Merger Agreement, from a financial point of view, and is reasonably likely to be consummated on the terms and timing proposed, after taking into account any changes to the terms of the Merger Agreement proposed by Parent, the identity of the person making the Company Alternative Proposal, the financial, legal, regulatory and other aspects of such Company Alternative Proposal, including the expected timing and likelihood of consummation, conditions to consummation and availability of necessary financing.

Nothing in the Merger Agreement will prohibit ALR from (i) taking and disclosing to the stockholders of ALR a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of ALR that is required by applicable law.
ALR has agreed that it will be deemed to have breached the provisions summarized under this “No Solicitation” heading if ALR’s subsidiaries or any officer, director or employee of ALR or its subsidiaries takes any action which, if taken by ALR, would constitute a breach of such provisions, or if any representative of ALR or its subsidiaries (other than an officer, director or employee) takes any action which, if taken by ALR, would constitute an intentional breach of such provisions and results in a bona fide publicly disclosed Company Alternative Proposal.
Recommendation Change.   The Special Committee has recommended the execution of the Merger Agreement to the ALR Board (such recommendation, the “Special Committee Recommendation”). Acting on the Special Committee Recommendation, the ALR Board has determined to recommend that the stockholders of ALR accept the Offer and tender their Shares to Purchaser pursuant to the Offer (such recommendation, the “ALR Board Recommendation”). The ALR Board and the Special Committee have agreed to include the ALR Board Recommendation and the Special Committee Recommendation in the Schedule 14D-9 and have permitted Parent to refer to such recommendations in this Offer to Purchase and documents related to the Offer.
Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the ALR Board nor any committee thereof (including the Special Committee) may:
•
withhold, withdraw (or qualify or modify in a manner adverse to Parent or Purchaser) or publicly propose to withhold, withdraw (or qualify or modify in a manner adverse to Parent or Purchaser) the ALR Board Recommendation or the Special Committee Recommendation;

•
approve, adopt, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Company Alternative Proposal; or

•
fail to include the ALR Board Recommendation and the Special Committee Recommendation in the Schedule 14D-9 (such actions, together with the actions described in the previous bullet points, the “Company Adverse Change Recommendation”).

The Merger Agreement further provides that neither the ALR Board or the Special Committee will approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, or allow ALR to execute or enter into any contract (other than an Acceptable Confidentiality Agreement) with respect to any Company Alternative Proposal, or requiring ALR to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, or interfere with, the Transactions.
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, if ALR or any of its subsidiaries has received a bona fide written Company Alternative Proposal from any person that has not been withdrawn (or any material amendment to any Company Alternative Proposal, which requires a new Determination Notice (as defined below), except that the references to five days below is deemed to be three days) and after consultation with outside legal counsel, the ALR Board or the Special Committee shall have determined, in good faith, that such Company Alternative Proposal is a Superior Offer:
•
the ALR Board or the Special Committee may make a Company Adverse Change Recommendation; or

•
provided that none of ALR or its subsidiaries is in material breach of the non-solicitation provisions with respect to such Company Alternative Proposal, ALR may terminate the Merger Agreement to enter into a Specified Agreement (as defined below) with respect to such Superior Offer, in each case, if and only if:

•
the ALR Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the duties of the ALR Board or the Special Committee, respectively, to ALR and its stockholders under applicable law;

•
ALR has given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to its terms at least five days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation or termination) and, if desired by Parent, during such five-day period shall have negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that ALR would cease to constitute a Superior Offer;

•
ALR has provided to Parent information with respect to such Company Alternative Proposal in accordance with the terms of the Merger Agreement;

•
ALR has given Parent the five-day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Company Alternative Proposal would cease to constitute a Superior Offer; and

•
after giving effect to the proposals made by Parent during such period, if any, and after consultation with outside legal counsel, the ALR Board or the Special Committee determine, in good faith, that such Company Alternative Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement pursuant to its terms would be inconsistent with the duties of the ALR Board or the Special Committee, respectively, to ALR and its stockholders under applicable law.

Issuance of any “stop, look and listen” communication by or on behalf of ALR pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not be considered a Company Adverse Change Recommendation and will not require the giving of a Determination Notice or compliance with the procedures set forth above.
In addition, notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, in connection with an Intervening Event (as defined below) (or any material change to the facts and circumstances relating to such Intervening Event, which requires a new Determination Notice, except that the references to five days below is deemed to be three days), the ALR Board or the Special Committee may make a Company Adverse Change Recommendation if:
•
the ALR Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the duties of the ALR Board or the Special Committee, respectively, to ALR and its stockholders under applicable law;

•
ALR has given Parent a Determination Notice at least five days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such five-day period shall have negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary;

•
ALR has specified in reasonable detail the facts and circumstances underlying the Intervening Event (as defined below) that render a Company Adverse Change Recommendation necessary; and

•
after giving effect to the proposals made by Parent during such 5-day period, if any, and after consultation with outside legal counsel, the ALR Board or the Special Committee has determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Intervening Event would be inconsistent with the duties of the ALR Board or the Special Committee, respectively, to ALR and its stockholders under applicable law.

An “Intervening Event” is an event, change, occurrence or development that is material to ALR and its subsidiaries (taken as a whole) and that is unknown and not reasonably foreseeable to the ALR Board or Special Committee as of the date of the Merger Agreement; provided, that the receipt, existence or terms of a Company Alternative Proposal, the fact that ALR meets or exceeds internal or published projects, budgets, forecasts or estimates of revenues, earnings or other financial results for any period or any change in the price or trading volume of any securities of ALR or Parent shall not be deemed to be an Intervening Event hereunder (however, the underlying reasons for such changes may constitute an Intervening Event).
Termination.   The Merger Agreement may be terminated prior to the Effective Time as follows:
•
by mutual written consent of Parent and ALR at any time prior to the Offer Acceptance Time;

•
by either Parent or ALR at any time prior to the Offer Acceptance Time, if the Offer Acceptance Time shall not have occurred on or prior to 11:59 p.m. Eastern Time, on May 31, 2023, provided that this termination right is not available to any party whose material breach of the Merger Agreement has caused or resulted in the Offer not being consummated by such date (the “End Date Termination”);

•
by either Parent or ALR if a governmental body of competent jurisdiction has issued any permanent injunction or other order restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer, or if any law has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, in any case which shall be final and nonappealable, provided that this termination right is not available to any party whose material breach of the Merger Agreement has caused or resulted in the issuance of such final and nonappealable order or other action or to any party that has failed to use its reasonable best efforts as required by the Merger Agreement to remove such order or other action;

•
by Parent at any time prior to the Offer Acceptance Time, if:

•
the ALR Board has failed to include the ALR Board Recommendation or the Special Committee Recommendation in the Schedule 14D-9 when mailed, or has effected a Company Adverse Change Recommendation;

•
in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the ALR Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer; or

•
after the public disclosure of a Company Alternative Proposal, the ALR Board or the Special Committee fails to publicly reaffirm the ALR Board Recommendation or the Special Committee Recommendation, respectively, no later than the earlier of ten business days after Parent so requests in writing and two business days prior to the Expiration Date, provided that ALR must receive the request from Parent at least 24 hours prior to such reaffirmation being required (collectively, the “Adverse Recommendation Termination”);

•
by ALR at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the ALR Board or the Special Committee has determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”), provided that (i) ALR has not materially violated the non-solicitation provisions in relation to such Superior Offer and (ii) ALR paid the Reimbursement Amount (as defined below) immediately before or simultaneously with and as a condition to such termination (the “Superior Offer Termination”);

•
by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any agreement, covenant or obligation in the Merger Agreement on the part of ALR has occurred such that a condition set forth in conditions 2 through 6 of Section 20—“Conditions of the Offer” would not be satisfied and cannot be cured by ALR by May 31, 2023, or if capable of being cured in such time period, has been cured within 30 days of the date Parent gives ALR written notice of such breach or failure to perform; provided that (i) this termination right applies if ALR fails to timely file the Schedule 14D-9 and its Schedule 13E-3 pursuant to the Merger Agreement, and if such failure has not been cured within five business days of the date Parent gives ALR written notice of such breach or failure to perform and (ii) this termination right is not available if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement (the “ALR Breach Termination”);
•
by ALR at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser has occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by May 31, 2023, or, if capable of being cured in such time period, has not been cured within 30 days of the date ALR gives Parent written notice of such breach or failure to perform; provided that (i) this termination right applies if Purchaser has failed to timely commence the Offer, if such failure has not been cured within five business days of the date ALR gives Parent written notice of such breach or failure to perform and (ii) this termination right is not available if ALR is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

•
by ALR if following the expiration of the Offer, Purchaser fails to accept for payment or purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance to the terms of the Merger Agreement; or

•
by Parent if the Offer has expired without the acceptance for payment of Shares pursuant to the Offer, in a circumstance in which all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer) at the then-existing Expiration Date after the extension of the Offer on two occasions in consecutive periods of 10 business days each, provided that none of the offer documents are still being reviewed or commented on by the SEC, and provided that this termination right is not available if the material breach of the Merger Agreement by Parent has caused or resulted in the failure of the acceptance for payment of Shares pursuant to the Offer (the “Minimum Condition Termination”).

Effect of Termination.   If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or ALR or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates following any such termination with respect to the Merger Agreement or the Transaction. In the event of such a termination, (i) certain specified provisions of the Merger Agreement will survive the termination and will remain in full force and effect, including the provisions described in “ALR Reimbursement Amount” below, and (ii) the termination of the Merger Agreement will not relieve any party from any liability for fraud or willful and material breach of the Merger Agreement prior to termination.
ALR Reimbursement Amount.   ALR has agreed to pay Parent all reasonable and documented costs and expenses (including attorneys’ fees) incurred by Parent, Purchaser or their affiliates in connection with the negotiation and execution of the Merger Agreement and the consummation of the Transactions up to $750,000 in cash (the “Reimbursement Amount”) if:
•
the Merger Agreement is terminated by ALR pursuant to a Superior Offer Termination;

•
the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Termination; or

•
(i) the Merger Agreement is terminated by Parent or ALR pursuant to an End Date Termination, by Parent pursuant to an ALR Breach Termination or by Parent pursuant to Minimum Condition Termination, (ii) any person has publicly disclosed a bona fide Company Alternative Proposal after the date of the Merger Agreement and prior to such termination and such Company Alternative Proposal has not been publicly withdrawn prior to such termination and (iii) within 12 months of such termination ALR enters into a definitive agreement with respect to or consummated a Company Alternative Proposal; provided that for purposes of determining if the Reimbursement Amount is payable in such circumstances, the term “Company Alternative Proposal” will have the meaning described in “—No Solicitation” above, except that all references to “25%” and “75%” will be deemed to be references to “50%” in each place where such phrase appears.

The parties have agreed that the payment of the Reimbursement Amount pursuant to the terms of the Merger Agreement will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement, the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon the payment of the Reimbursement Amount, none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against ALR or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination.
The parties have further agreed that, if the Merger Agreement is terminated and the Reimbursement Amount is payable, (i) payment of the Reimbursement Amount will be the sole and exclusive remedy of Parent, Purchaser or any of their respective affiliates against ALR and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and (ii) upon payment of such amount, none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.
Specific Performance.   The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the Merger Agreement.
Expenses.   Except in circumstances where the Reimbursement Amount is payable or as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
Offer Conditions.   The Offer Conditions are described in Section 20—“Conditions of the Offer.”
19.
Source and Amount of Funds.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $41.2 million at or prior to the Closing. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent’s available cash and cash equivalents on hand.
Purchaser does not believe its financial condition is relevant to ALR stockholders’ decision whether to tender their Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) if the Offer is consummated, Purchaser will acquire all remaining Shares for the same price in the Merger, and (iv) Parent and/or one or more of its affiliates has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered in the Offer (and not properly withdrawn) on the terms set forth in this Offer to Purchase and to acquire the remaining outstanding Shares in the Merger.
20.
Conditions of the Offer.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer (i) upon termination of the Merger Agreement and

(ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement), if (a) the Minimum Condition, the Termination Condition and the Governmental Impediment Condition are not satisfied by one minute after 11:59 p.m. Eastern Time on the scheduled Expiration Date or (b) any of the additional conditions set forth below shall not be satisfied or waived (to the extent permitted by applicable law) in writing by Parent:
(a)
the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser, or any wholly owned subsidiary of Parent, represents at least a majority of all then-outstanding Shares at the time of the expiration of the Offer, i.e., the Minimum Condition;

(b)
the representations and warranties of ALR set forth in Section 3.3(a), 3.3(c) and 3.3(e) of the Merger Agreement shall be accurate except for any de minimis inaccuracies as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(c)
the representations and warranties of ALR set forth in the first sentence of Section 3.1 and Sections 3.2, 3.3(b) and 3.3(d), 3.22, 3.24 and 3.25 of the Merger Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(d)
the representations and warranties of ALR set forth in Sections 3.5(b), 3.21 and 3.23(a)(i) of the Merger Agreement shall be accurate in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(e)
the representations and warranties of ALR set forth in the Merger Agreement (other than conditions 2, 3 and 4 above) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)
ALR shall be in compliance with, in all material respects, the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(g)
since the date of the Merger Agreement, there shall not have occurred and be continuing any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(h)
Parent and Purchaser shall have received a certificate executed on behalf of ALR by ALR’s President and Chief Executive Officer confirming that conditions 2 through 7 above have been satisfied;

(i)
(i) there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, and (ii) there shall not have been any law, rule, regulation or other requirement promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition or acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger, in either case of the foregoing clauses (i) and (ii) which shall be final and nonappealable, i.e., the Governmental Impediment Condition;

(j)
ALR shall have obtained the consent of MidCap Funding VIII Trust pursuant to (i) that certain Credit and Security Agreement, dated as of January 27, 2022, by and among certain subsidiaries of ALR, MidCap Funding VIII Trust, as administrative agent, and the lenders from time to time party thereto and (ii) that certain Guaranty and Security Agreement, dated as of January 27, 2022, by ALR and Five Star Senior Rehabilitation and Wellness Services, LLC, a Maryland limited liability company, in favor of MidCap Funding VIII Trust (the “MidCap Consent”); and

(k)
the Merger Agreement shall not have been terminated in accordance with its terms, i.e., the Termination Condition.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition, the Termination Condition and the Governmental Impediment Condition, which conditions are non-waivable) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser.
21.
Dividends and Distributions.

The Merger Agreement provides that ALR will not, between the date of the Merger Agreement and the Effective Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares). See Section 18—“Summary of the Merger Agreement—Conduct of Business Pending the Merger.”
22.
Certain Legal Matters; Regulatory Approvals.

General.   Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by ALR with the SEC and other information regarding ALR, Parent and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of ALR and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority (other than with respect to the New Jersey Applications (as defined below)) that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. On February 8, 2023, ALR submitted applications with the New Jersey Department of Health regarding ALR’s operations in New Jersey and the Potential Transaction, which applications are currently pending before such regulatory body (the “New Jersey Applications”). In addition, except as set forth below, Parent and Purchaser are not aware of any other filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action would be sought or taken.
Antitrust.   Based upon an examination of publicly available and other information relating to the businesses in which ALR is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be.
U.S. Antitrust.   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules and regulations promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Parent and Purchaser do not believe the purchase of Shares in the Offer (and the Merger) is subject to the HSR Act.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser’s purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, ALR or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances.
Foreign Antitrust.   Parent and ALR, and their respective subsidiaries, do not conduct business outside of the United States, and accordingly, Parent and Purchaser believe that no antitrust premerger notification filing is required outside the United States, and accordingly, Parent and Purchaser believe that no antitrust premerger notification filing is required outside the United States.
Stockholder Approval Not Required.   ALR has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by ALR and the consummation by ALR of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of ALR, and no other corporate proceedings on the part of ALR are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 3-106.1 of the MGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among other things, that (i) with certain limited exceptions, the acquiring entity consummates a tender offer for any and all of the outstanding stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be entitled to vote on the subject merger, (ii) following the consummation of such tender offer, the acquiring entity and its direct and indirect parents and subsidiaries own at least such percentage of the stock of the corporation to be acquired that, absent Section 3-106.1 of the MGCL, would be required to approve the merger and (iii) each outstanding share of each class or series of shares of the subject corporation that is the subject of and not irrevocably accepted for purchase or exchange in the offer is converted in the merger into, or into the right to receive, the same amount and kind of cash, property, rights, or securities paid for shares of the class or series of shares of the subject corporation irrevocably accepted for purchase or exchange in the offer. In addition, under Section 3-106.1 of the MGCL, the acquiring entity must give notice that satisfies the requirements of Section 3-106.1(e)(1) of the MGCL at least 20 business days prior to the articles of merger being filed with the SDAT to all stockholders of record of the corporation to be acquired who, except for the application of Section 3-106.1 of the MGCL, would be entitled to vote on the merger on the date that notice is given or on a record date fixed for that purpose that is not more than 10 days before the date that notice is given. In accordance with Section 3-106.1(e) of the MGCL, notice of the Offer and the Merger and the other Transactions is hereby given by Purchaser. The articles of merger, pursuant to which the Merger will become effective, will be filed with the SDAT not earlier than 20 business days after the date of this Offer to Purchase. If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to complete the Merger without any vote of ALR’s stockholders. Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser and ALR are required to effect the Merger pursuant to Section 3-106.1 of the MGCL following consummation of the Offer. See Section 18—“Summary of the Merger Agreement.”
State Takeover Laws.
Business Combinations
Under Subtitle 6 of Title 3 of the MGCL (the “Business Combination Act”), business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes, among other things, mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, certain asset transfers and certain issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.
These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. The ALR Board has approved the Offer, the Merger and the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement and, pursuant to the business combination statute, the ALR Board has, by resolutions adopted at the meeting on February 2, 2023, opted out of the applicability of business combination provisions of the statute. Purchaser will not become an “interested stockholder” as defined in the Business Combination Act, and the Business Combination Act will not apply to the Merger Agreement or the transactions contemplated by the Merger Agreement. Consequently, the five-year prohibition and the super majority vote requirements will not apply to the Merger.
Control Share Acquisitions
The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with regard to those shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to exercise or direct the exercise of voting power, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•
one-tenth or more but less than one-third;

•
one-third or more but less than a majority; or

•
a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the direct or indirect acquisition of issued and outstanding control shares.
A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the holder of the shares of stock acquired or proposed to be acquired. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or, if a meeting of stockholders is held at which the voting rights for control shares are considered and not approved as of the date of such meeting.

If voting rights for the holder of the control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply (i) to shares of stock acquired in a merger or consolidation or on a share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, ALR has provided in its bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of ALR’s stock.
ALR has represented in the Merger Agreement that the ALR Board has taken all actions necessary to render inapplicable to the Offer and the Merger the restrictions in the Business Combination Act and the Control Share Acquisition Act, and that no other Takeover Law (as defined in the Merger Agreement) is applicable to the Merger Agreement, the Offer or the Merger. In the event that it is asserted that one or more Takeover Laws apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered.
Other State Anti-Takeover Laws
A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Take-Over Act which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the preexisting disinterested stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in 1987, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma Control Share Acquisition Act was unconstitutional as applied to corporations incorporated outside Oklahoma in that it would subject such corporations to inconsistent state regulations. Similarly, in 1988, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In an unreported decision in 1988, a U.S. federal district court in Florida held in Grand Metropolitan P.L.C. v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
ALR, directly or indirectly, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. The ALR Board has, by resolutions adopted at a meeting of the Board on February 2, 2023, opted out of the applicability of the anti-takeover provisions of such other states to the extent that they would be applicable and to the extent that the ALR Board may do so under such applicable laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer of the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer or the Merger, or be delayed in continuing or consummating the Offer or the Merger. In such case, ABP may not be obligated to accept for payment Shares tendered in the Offer.
Appraisal Rights.   Holders of Shares who do not tender their Shares in the Offer are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Offer.
ALR’s Charter and Bylaws.   ALR’s charter contains restrictions on ownership of ALR capital stock so as to facilitate the qualification of DHC as a real estate investment trust under the Code, including provisions generally prohibiting persons from acquiring ownership of stock in excess of 9.8% of the outstanding Shares without the grant of an exception by the ALR Board and the written consent of DHC. ALR’s bylaws contain certain provisions to facilitate the preservation of the tax treatment of ALR’s net operating losses and certain other tax benefits, including provisions generally prohibiting a person or group from becoming a “5-percent shareholder” (as defined in the applicable Treasury regulations promulgated under the Code) without the consent of ALR’s Board.
In connection with the approval by the ALR Board of the Merger Agreement and the Merger, the ALR Board granted certain exceptions to the ownership restrictions set forth in ALR’s charter to Parent, Purchaser and certain related persons so that they may acquire Constructive Ownership (as defined in ALR’s charter) up to all of the outstanding Shares. Pursuant to the DHC Consent and Amendment Agreement, DHC provided its consent to the ALR Board’s grant of certain exceptions to the ownership restrictions. In addition, the ALR Board approved the Potential Transaction and any other Transfer (as defined in ALR’s bylaws) as to Parent, Purchaser and certain related persons which would otherwise constitute a 5-percent Transaction (as that term is defined in ALR’s bylaws). As a result, the acquisition of all of the Shares in the Offer will not be restricted by ALR’s charter or bylaws.
Other Restrictions.   The terms of the Master Management Agreement with DHC provide that (i) during the term of the Master Management Agreement, ALR will not permit the occurrence of any Change in Control (as defined in the Master Management Agreement) and (ii) an Event of Default (as defined in the Master Management Agreement) shall occur in the event of a Change in Control of ALR to which DHC does not consent. Pursuant to the DHC Consent and Amendment Agreement, DHC waived any change of control default or event of default under the Master Management Agreement arising or resulting from the execution of the Merger Agreement or the consummation of the transactions contemplated thereby.
In addition, under the agreement governing ALR’s secured revolving credit facility, a change in control event of ALR, including the acquisition by any person or group of more than 35% of its voting stock, is a default, unless approved by the required lenders. Obtaining such approval is one of the conditions to the Offer. See Section 20—“Conditions of the Offer” of this Offer to Purchase.
23.
Legal Proceedings Relating to the Tender Offer.

As of the date of this Offer to Purchase, there are no legal proceedings pending relating to the Offer.
24.
Fees and Expenses.

Parent has retained the Depository and the Information Agent in connection with the Offer. The Depository and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Pursuant to the DHC Consent and Amendment Agreement, Parent and Purchaser have agreed to pay all out-of-pocket fees and expenses (including attorneys’ fees) reasonably incurred and paid by DHC or DHC Holdings LLC in connection with the negotiation, preparation and execution of the DHC Consent and Amendment Agreement and in connection with the consents and amendments described in Sections 2.1 and 5.1 of the DHC Consent and Amendment Agreement, or as otherwise agreed by DHC and Parent and Purchaser, whether or not the Potential Transaction is consummated. Otherwise, all expenses incurred by the parties to the DHC Consent and Amendment Agreement will be borne by the party incurring such expense.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
The following is an estimate of fees and expenses to be incurred by Parent and/or Purchaser in connection with the Offer:
Description	Amount
Legal fees and expenses	$1,300,000
SEC filing fees	$4,543
Printing and mailing costs	$250,000
Paying Agent fees and expenses	$65,000
Information Agent fees and expenses	$25,000
Total	$1,644,543
In addition, ALR will incur its own fees and expenses in connection with the Offer. ALR will not pay any of the fees and expenses to be incurred by Parent and/or Purchaser.
25.
Miscellaneous.

The Offer is being made to all holders of the Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 16—“Certain Information Concerning ALR—Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of ALR’s stockholders. Any solicitation of proxies that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depository or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, ALR or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
ABP Acquisition LLC
ABP Acquisition 2 LLC
February 17, 2023

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT
The common business address and telephone number for all the directors and executive officers of Parent and Purchaser are as follows:
Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634. The telephone number of Parent is (617) 928-1300.
1.
Directors and Executive Officers of Purchaser.

The following table sets forth information about the directors and executive officers of Purchaser as of February 16, 2023.
Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Adam D. Portnoy United States of America Director and President	Adam D. Portnoy also serves as Parent’s President and as the sole Director of Parent’s Board of Directors. See “2. Directors and Executive Officers of Parent” below for further information.
Matthew P. Jordan United States of America Treasurer	Matthew P. Jordan also serves as Parent’s Treasurer. See “2. Directors and Executive Officers of Parent” below for further information.
Jennifer B. Clark United States of America Secretary	Jennifer B. Clark also serves as Parent’s Secretary. See “2. Directors and Executive Officers of Parent” below for further information.

2.
Directors and Executive Officers of Parent.

The following table sets forth information about the directors and executive officers of Parent as of February 16, 2023.
Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Adam D. Portnoy United States of America Director and President	Adam D. Portnoy has been President and Chief Executive Officer of The RMR Group Inc., a Maryland corporation (“RMR Inc.”), since shortly after its formation in 2015. Mr. Portnoy has been the president and chief executive officer of The RMR Group LLC, a Maryland limited liability company (“RMR”), since 2005 and was a director of RMR from 2006 until June 5, 2015 when RMR became a majority owned subsidiary of RMR Inc. and RMR Inc. became RMR’s managing member. Mr. Portnoy serves as the chair of the boards of DHC, Industrial Logistics Properties Trust, Office Properties Income Trust, Seven Hills Realty Trust, Service Properties Trust, ALR and TravelCenters of America Inc. Until RMR Advisors LLC’s merger with and into Tremont Realty Capital LLC on January 6, 2021. Mr. Portnoy has been a director of Tremont Realty Capital LLC since March 2016 and served as its president and chief executive officer from March 2016 through December 2017. Mr. Portnoy is the sole trustee and controlling shareholder and an officer of ABP Trust. Mr. Portnoy is a director and controlling shareholder of Sonesta International Hotels Corporation and its parent. Mr. Portnoy was a managing trustee of Select Income REIT from 2011 until it merged with a wholly owned subsidiary of Office Properties Income Trust in December 2018 and a managing trustee of Tremont Mortgage Trust

A-1

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
from 2017 until it merged with and into Seven Hills Realty Trust in September 2021. Mr. Portnoy currently serves as the Honorary Consul General of the Republic of Bulgaria to Massachusetts, as chair of the board of directors of the Pioneer Institute, as a member of the executive committee of the board of directors of the Greater Boston Chamber of Commerce, and as a member of AJC New England’s Leadership Board, and previously served on the board of governors for the National Association of Real Estate Investment Trusts and the board of trustees of Occidental College.
Matthew P. Jordan United States of America Treasurer	Matthew P. Jordan joined RMR LLC in April 2012 as chief accounting officer; he became senior vice president, chief financial officer and treasurer of RMR LLC in November 2012; and he became an executive vice president of RMR LLC in October 2017 while continuing to serve as RMR LLC’s chief financial officer and treasurer. Mr. Jordan has served as a managing trustee of Seven Hills Realty Trust since January 2021 and as a managing trustee of Industrial Logistics Properties Trust since June 2022. Mr. Jordan was a managing trustee of Tremont Mortgage Trust from January 2021 until it merged with and into Seven Hills Realty Trust in September 2021. Mr. Jordan was an executive vice president, chief financial officer and treasurer of RMR Advisors LLC from October 2017 until January 2021, when RMR Advisors LLC merged with and into Tremont Realty Capital LLC. Mr. Jordan has been a director, president and chief executive officer of Tremont Realty Capital LLC since January 2021; he was the executive vice president from October 2017 to December 2020, was previously treasurer and chief financial officer from its formation in 2016 to December 2020 and a vice president from its formation until October 2017.
Jennifer B. Clark United States of America Secretary	Jennifer B. Clark has been Executive Vice President, General Counsel and Secretary since shortly after RMR Inc.’s formation in 2015. Ms. Clark joined RMR LLC in 1999 as a vice president; she became a senior vice president in 2006, an executive vice president and general counsel in 2008 and secretary in 2015. Ms. Clark serves as secretary of DHC, Industrial Logistics Properties Trust, Service Properties Trust, Office Properties Income Trust, Seven Hills Realty Trust, ALR and TravelCenters of America Inc. Ms. Clark also serves as an officer of ABP Trust, director and secretary of Sonesta International Hotels Corporation and its parent, and director, executive vice president, general counsel and secretary of Tremont Realty Capital LLC. Ms. Clark also served as a trustee of DHC from 2018 to June 2021, a trustee of Seven Hills Realty Trust from 2019 to January 2021 and chief legal officer of Seven Hills Realty Trust from 2002 to January 2021. Until RMR Advisors LLC’s merger with and into Tremont Realty Capital LLC on January 6, 2021, Ms. Clark served as a director of RMR Advisors LLC from 2016 and as its president and chief executive officer from 2019, and prior to that as its executive vice president, general counsel and secretary from October 2017 through December 2018, and as its vice president and chief legal officer from 2007 through September 2017, and as its secretary since 2004.

A-2

SCHEDULE B
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth (i) certain information with respect to the Shares beneficially owned by Parent, the Purchaser and, to the best of their knowledge, their respective directors and officers, and, in the case of Parent, controlling stockholders and (ii) the purchases of Shares by Parent, the Purchaser and, to the best of their knowledge, their respective directors and officers, and, in the case of Parent, controlling stockholders during the past sixty days. The security ownership information in the table below is given as of February 16, 2023 and, in the case of percentage ownership information, is based on 33,442,433 Shares outstanding as of February 16, 2023. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below).
	Securities Ownership
Filing Person	Number	Percent	Securities Transaction for past 60 Days
Parent	1,799,999	5.4%	—
Purchaser	—	—	—
ABP Trust	1,972,783	5.9%	—
Adam D. Portnoy(1)	2,030,115(2)	6.1%	—
Matthew P. Jordan	46,478	0.1%	—
Jennifer B. Clark	122,573	0.4%	—

*
Represents beneficial ownership of less than 0.1%.

(1)
Adam D. Portnoy is a managing trustee and chair of the board of trustees of Diversified Healthcare Trust (“DHC”), which owns 10,691,658 Shares. Adam D. Portnoy is also an executive officer of RMR LLC, the manager of DHC. However, Adam D. Portnoy and RMR LLC may not act to vote or sell the 10,691,658 Shares owned by DHC without authorization of the board of trustees of DHC, which is comprised of seven trustees. Adam D. Portnoy expressly disclaims any beneficial ownership of the Common Shares beneficially owned by DHC.

(2)
1,799,999 of these Shares are held by Parent and 172,784 of these Shares are held by ABP Trust. Parent is a wholly owned subsidiary of ABP Trust. Adam D. Portnoy, as president, sole trustee and beneficial owner of ABP Trust, may be deemed to be a beneficial owner of these Shares, but Adam D. Portnoy disclaims such beneficial ownership except to the extent of his pecuniary interest therein. For additional information regarding the Shares held by Adam D. Portnoy, Parent and ABP Trust, reference is made to the Schedule 13D/A, filed by Adam D. Portnoy and Parent with the SEC on February 3, 2023, which qualifies the foregoing in its entirety.

B-1

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of ALR or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depository as follows:
The Depository for the Offer is:
By Mail or Overnight Courier:
Equiniti Trust Company
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120-4100
Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
(212) 929-5500
Call Toll-Free (800) 322-2885
Fax: (646) 439-9201
Email: tenderoffer@mackenziepartners.com